Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

TERADYNE, INC.

(“Parent”)

NAC EQUIPMENT CORPORATION

(“Purchaser”)

and

NEXTEST SYSTEMS CORPORATION

(the “Company”)

Dated as of December 11, 2007

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ANNEXES

Annex I	Conditions to the Offer

EXHIBITS

Exhibit A	Form of Stockholders’ Agreement

Exhibit B	Form of Certificate of Incorporation of the Surviving Corporation

Exhibit C	Form of Bylaws of the Surviving Corporation

SCHEDULES

Schedule A	Supporting Stockholder List

Company Disclosure Schedule

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated as of December 11, 2007 by and among Teradyne, Inc.,, a Massachusetts corporation (“Parent”), NAC Equipment Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Purchaser”), and Nextest Systems Corporation, a Delaware corporation (the “Company”).

RECITALS:

A. The Board of Directors of, or authorized committee thereof, each of Parent, Purchaser and the Company has approved, and deems it advisable and in the best interests of their respective stockholders to consummate the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein.

B. In furtherance thereof and pursuant to this Agreement, Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all of the outstanding shares of the Common Stock of the Company (the “Shares”) at a price per Share of $20.00 (such amount or any different amount per Share that may be paid pursuant to the Offer being hereinafter referred to as the “Offer Price”), subject to any withholding of Taxes required by Law, net to the seller in cash upon the terms and conditions set forth in this Agreement.

C. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s and Purchaser’s willingness to enter into this Agreement, the stockholders of the Company listed on Schedule A have entered into Stockholders’ Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (collectively, the “Stockholder Agreement”), pursuant to which such stockholders have, among other things, agreed to tender their Shares in the Offer and have given Purchaser a proxy to vote all of the shares of capital stock of the Company that such stockholders own.

D. Following the consummation of the Offer, upon the terms and subject to the conditions set forth in this Agreement, Purchaser will be merged with and into the Company with the Company as the Surviving Corporation (the “Merger”, and together with the Offer and the other transactions contemplated by this Agreement, the “Transactions”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding Share not owned directly or indirectly by Parent, Purchaser or the Company will be converted into the right to receive the Offer Price in cash.

E. The Board of Directors of the Company (the “Company Board of Directors”) has unanimously, on the terms and subject to the conditions set forth herein: (i) determined that the Transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable this Agreement and the Transactions contemplated hereby, including the Offer and the Merger; and (iii) determined to recommend that the Company’s stockholders accept the Offer, tender their Shares to Purchaser and, to the extent applicable, adopt this Agreement.

F. The Board of Directors of, or authorized committee thereof, Parent and Purchaser have, on the terms and subject to the conditions set forth herein, unanimously declared advisable this Agreement and the Transactions contemplated hereby, including the Offer and the Merger.

G. Parent, Purchaser and the Company desire to (i) make certain representations and warranties in connection with the Offer and the Merger; (ii) make certain covenants and agreements in connection with the Offer and the Merger; and (iii) prescribe various conditions to the Offer and the Merger.

THE PARTIES AGREE AS FOLLOWS:

ARTICLE I

THE OFFER AND MERGER

Section	1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1, subject to the terms and conditions of this Agreement, as promptly as practicable (and in any event within 10 Business Days) after the date hereof, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) the Offer to purchase for cash all Shares (other than Restricted Stock) at the Offer Price, subject to:

(i) there being validly tendered in the Offer and not withdrawn prior to any then scheduled Expiration Date (as defined below) that number of Shares which, together with the Shares then beneficially owned by Parent or Purchaser (if any), represents in the aggregate a majority of such Shares outstanding on a fully diluted basis on the date of purchase (where “on a fully diluted basis” means the number of Shares outstanding, together with the Restricted Stock and the shares of Common Stock which the Company may be required to issue pursuant to the exercise, conversion or exchange of any Company Options, RSUs, Equity Interests or other rights to acquire Shares then outstanding, whether or not vested or then exercisable) (the “Minimum Condition”); and

(ii) the satisfaction, or waiver by Parent or Purchaser, of the other conditions and requirements set forth in Annex I.

(b) The obligation of Purchaser to accept for payment and pay for any Shares validly tendered and not withdrawn pursuant to the Offer shall be subject to the satisfaction of the Minimum Condition and the satisfaction, or waiver by Parent or Purchaser, of the other conditions and requirements set forth in Annex I. Subject to the prior satisfaction of the Minimum Condition and the satisfaction or waiver by Parent or Purchaser of the other conditions and requirements set forth in Annex I, Purchaser shall (and Parent shall cause Purchaser to) consummate the Offer in accordance with its terms and accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as promptly as practicable after Purchaser is legally permitted to do so under applicable Law. The Offer Price payable in respect of each Share validly tendered and not withdrawn pursuant to the Offer shall be paid net to the seller in cash, and without interest, subject to withholding as provided in Section 2.2(e).

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, the Minimum Condition and the other conditions and requirements set forth in Annex I. Parent and Purchaser expressly reserve the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement or as previously approved by the Company in writing, Purchaser shall not (i) decrease the Offer Price; (ii) change the form of consideration payable in the Offer; (iii) reduce the number of Shares to be purchased in the Offer; (iv) impose conditions or requirements to the Offer that are different than or in addition to the conditions and requirements set forth in Annex I; (v) amend or waive the Minimum Condition; (vi) amend any other terms of the Offer set forth in this Agreement in any manner materially adverse to the holders of Shares, or (vii) extend the expiration of the Offer in a manner other than set forth at Section 1.1(e) hereof.

(d) Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is 20 Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the date to which the Offer has been so extended (the Initial Expiration Date, or such later date to which the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, is referred to as the “Expiration Date”).

(e) The Offer shall be extended from time to time as follows:

(i) Offer Conditions Not Satisfied. If on or prior to any then scheduled Expiration Date, all of the conditions to the Offer (including the Minimum Condition and all other conditions and requirements set forth in Annex I) shall not have been satisfied, or waived by Parent or Purchaser if permitted hereunder, Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for periods of up to 10 Business Days each until the earlier of (x) the date on which the Minimum Condition has been met and all of the conditions and requirements set forth in Annex I are satisfied or waived or (y) the date on which this Agreement is terminated in accordance with Section 8.1.

(ii) Required by Applicable Law or Nasdaq. Purchaser shall extend the Offer for any period or periods required by applicable Law, rule, regulation, interpretation or position of the SEC (or its staff) or Nasdaq.

(f) Purchaser may, in its sole discretion, provide for a “subsequent offering period” in accordance with Rule 14d-l1 under the Exchange Act as provided for below. In the event that more than 80% of the then outstanding Shares have been validly tendered and not validly withdrawn pursuant to the Offer following the Expiration Date, Purchaser shall (and Parent shall cause Purchaser to) provide for a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act of at least 10 Business Days immediately following the Expiration Date unless Parent and Purchaser exercise the 90% Top-Up Option. Subject to the terms and conditions of this Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) accept for payment, and pay for, all Shares that are validly tendered and not validly withdrawn pursuant to the Offer during such “subsequent offering period” promptly after any such Shares are tendered during such “subsequent offering period”. The Offer Documents will provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 1.1(f).

(g) Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event that this Agreement is validly terminated pursuant to Section 8.1. In the event that this Agreement is validly terminated pursuant to Section 8.1, Purchaser shall (and Parent shall cause Purchaser to) promptly (and in any event within 24 hours of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant thereto.

(h) On the date of the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Purchaser shall file with the Securities and Exchange Commission (the “SEC”), pursuant to Regulation M-A under the Exchange Act (“Regulation M-A”), a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the “Offer Documents”). Parent and Purchaser agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company further represents that, as of the date of this Agreement, Merrill Lynch, the Company’s financial advisor, has delivered to the Company Board of Directors its written opinion that, as of the date of this Agreement, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view and has agreed not to unreasonably withhold its consent to include such written opinion in the Schedule 14D-9 so long as the full text of such opinion is reproduced therein and Merrill Lynch has approved in advance the text of any accompanying disclosure. Parent and Purchaser, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it in writing for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law. Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and Purchaser shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such written responses and Parent and Purchaser shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. If the Offer is terminated or withdrawn by Purchaser, or this Agreement is terminated prior to the purchase of Shares in the Offer, Purchaser shall promptly return, and shall cause any depository, acting on behalf of Purchaser to return, all tendered Shares to the registered holders thereof.

(i) The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to the Effective Time.

(j) Parent and Purchaser shall promptly furnish to the Company in writing all information concerning Parent, Purchaser and the Offer that may be required by applicable securities Laws or reasonably requested by Company for inclusion in the Schedule 14D-9 to be filed by the Company.

Section	1.2 Company Actions.

(a) Except and to the extent expressly permitted by Section 5.2 hereof, the Company Board of Directors shall: (i) recommend that the holders of the Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if necessary under applicable Law, adopt this Agreement in accordance with the applicable provisions of the DGCL (the “Company Recommendation”); and (ii) include the Company Recommendation in the Schedule 14D-9, as described below, and permit Parent to include the Company Recommendation in the Offer Documents.

(b) Contemporaneous with the filing of the Schedule TO, the Company shall, in a manner that complies with Rule 14D-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”). The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by it in writing for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. In addition, the Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel.

(c) The Company shall promptly furnish to Purchaser in writing all information concerning the Company that may be required by applicable securities Laws or reasonably requested by Purchaser for inclusion in the Schedule TO or the Offer Documents.

(d) In connection with the Offer and the Merger, the Company shall promptly furnish or cause to be furnished to Purchaser or its designated agent mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of the most recent practicable date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of the Shares, and shall promptly furnish Purchaser with such information and assistance (including, but not limited to, lists of holders of the Shares, updated promptly from time to time upon Purchaser’s request, and their addresses, mailing labels and lists of security positions) as Purchaser or its agent may reasonably request for the purpose of communicating the Offer to, and seeking approval of the Merger from, the record and beneficial holders of the Shares. Subject to the requirements of applicable Laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other Transactions contemplated by this Agreement, until consummation of the Offer, Purchaser shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, upon the Company’s request Purchaser shall promptly deliver to the Company or, at Purchaser’s option, destroy, all copies of such information.

Section	1.3 Directors.

(a) Promptly after Purchaser first accepts for payment any Shares tendered and not withdrawn pursuant to the Offer (the “Appointment Time”), and from time to time thereafter as Shares are accepted for payment by Purchaser, Purchaser shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board of Directors as is equal to the product of the total number of directors on the Company Board of Directors (giving effect to the directors elected or designated by Purchaser pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent, Purchaser and any of its affiliates bears to the total number of Shares then outstanding; provided that in no event shall the number of Purchaser designees constitute less than a majority of the Company Board of Directors. The Company shall, upon Purchaser’s request at any time following the purchase of and payment for Shares pursuant to the Offer, take such actions, including but not limited to promptly (and in any event to the extent reasonably practicable within one (1) Business Day) filling vacancies or newly created directorships on the Company Board of Directors, promptly (and in any event to the extent reasonably practicable within one Business Day) increasing the size of the Company Board of Directors (including by amending the Amended and Restated Certificate of Incorporation of the Company (the “Company Certificate”), the Amended and Restated Bylaws of the Company (the “Company Bylaws”, and together with the Company Certificate, the “Company Governing Documents”) of the Company if necessary so as to increase the size of the Company Board of Directors) and/or promptly (and in any event to the extent reasonably practicable within one Business Day) securing the resignations of such number of its incumbent directors as are necessary or desirable to enable Purchaser’s designees to be so elected or designated to the Company Board of

Directors, and shall use its best efforts to cause Purchaser’s designees to be so elected or designated at such time. Any and all members of the Company Board of Directors immediately prior to such appointments by Parent who remain on the Company Board after such appointments by Parent shall be referred to as “Continuing Directors” and each a “Continuing Director”. The Company shall, upon Purchaser’s request following the Appointment Time, also cause Persons elected or designated by Purchaser to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of Directors of (i) each committee of the Company Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board, in each case to the extent permitted by applicable Law and the Marketplace Rules of the Nasdaq Global Market (the “Nasdaq”). The Company shall promptly upon execution of this Agreement take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(a), including mailing to stockholders (together with the Schedule 14D-9) the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Purchaser’s designees to be elected or designated to the Company Board of Directors. Purchaser shall supply the Company with information with respect to Purchaser’s designees and Parent’s and Purchaser’s respective officers, directors and affiliates to the extent required by Section 14(f) and Rule 14f-1. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that any of Purchaser, Parent or any of their respective affiliates may have as a record holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.

(b) Notwithstanding anything to the contrary set forth in this Agreement, in the event that Parent’s designees are elected or appointed to the Company Board of Directors prior to the Effective Time pursuant to Section 1.3(a) hereof and there shall be any Continuing Directors, the approval of a majority of such Continuing Directors (or the sole Continuing Director if there shall be only one Continuing Director) shall be required in order to: (i) amend or terminate this Agreement, or agree to consent to any amendment or termination of this Agreement, in any case on behalf of the Company; (ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Purchaser under this Agreement; or (iii) waive any condition to the Company’s obligations hereunder or any of the Company’s rights hereunder.

Section	1.4 The Merger.

(a) Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, the Company and Purchaser shall consummate the Merger pursuant to which (i) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease; (ii) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the DGCL; and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation”. The Merger shall have the effects set forth in Section 259 of the DGCL.

(b) Purchaser and the Surviving Corporation shall take all necessary action such that: (i) the certificate of incorporation of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit B hereto until thereafter changed or amended as provided therein or by applicable Law; and (ii) the bylaws of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit C until thereafter changed or amended as provided therein or by applicable Law.

Section	1.5 Effective Time.

Parent, Purchaser and the Company shall cause an appropriate certificate of merger or other appropriate documents (the “Certificate of Merger”) to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time such Certificate of Merger have been duly filed with the Secretary of State of the State of Delaware or such date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time”.

Section	1.6 Closing.

The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Pacific time, on a date to be specified by the parties, such date to be no later than the second Business Day (or, if a 90% Top-Up Closing in which the Company shall have issued 90% Top-Up Option Shares equal to 20% or more of the Company’s issued and outstanding Common Stock as of the date hereof shall have occurred, the first Business Day) after satisfaction or waiver of all of the conditions set forth in Article VII (other than those that by their terms cannot be satisfied until the time of the Closing but subject to the fulfillment or waiver of such conditions), at the offices of Heller Ehrman LLP, 275 Middlefield Road, Menlo Park, California 94025, unless another date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section	1.7 Directors and Officers of the Surviving Corporation.

The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be appointed as the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

Section	1.8 Subsequent Actions.

If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving

Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section	1.9 Stockholders’ Meeting.

If approval of the stockholders of the Company is required under the DGCL in order to consummate the Merger:

(a) As promptly as practicable following the Appointment Time, the Company shall prepare and file as promptly as practicable with the SEC a proxy for the Special Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) relating to the Merger and this Agreement; provided, that Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel with the intention that the Proxy Statement be in a form ready to print and mail to the stockholders of the Company as promptly as practicable following the Appointment Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable. Parent and Purchaser shall promptly furnish to the Company in writing all information concerning Parent, Purchaser and the Offer that may be required by applicable securities Laws or reasonably requested by the Company for inclusion in the Proxy Statement. The Company shall include in the Proxy Statement the recommendation of the Company Board of Directors that stockholders of the Company vote in favor of the adoption of this Agreement in accordance with the DGCL and the opinion of Merrill Lynch referred to in Section 1.2(b). The Company shall use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Purchaser, respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to the Company’s stockholders unless it has first obtained the consent of Parent and Purchaser to such mailing, which consent shall not be unreasonably withheld, conditioned or delayed. The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company further agrees to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement as provided in Section 1.9(b)(ii), mailed to holders of Shares, in each case as and to the extent required by the Exchange Act or the SEC (or its staff).

(b) The Company, acting through the Company Board of Directors, shall, in accordance with and subject to the requirements of applicable Law:

(i) (A) as promptly as practicable following the Appointment Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, duly set a record date for, call and give notice of a special meeting of its stockholders (the “Special Meeting”) for the purpose of considering and taking action upon this Agreement (with the record date and meeting date set in consultation with Purchaser); and (B) as promptly as practicable following the Appointment Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, convene and hold the Special Meeting;

(ii) cause the definitive Proxy Statement to be mailed to its stockholders; and

(iii) use its reasonable best efforts to: (A) solicit from its stockholders proxies in favor of the adoption of this Agreement; and (B) secure any approval of stockholders of the Company that is required by the DGCL and any other applicable Law to effect the Merger.

(c) At the Special Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of their other subsidiaries and affiliates in favor of the adoption of this Agreement and to deliver or provide, in its capacity as a stockholder of the Company, any other approvals that are required by the DGCL and any other applicable Law to effect the Merger.

Section	1.10 Merger Without Meeting of Stockholders.

Notwithstanding the terms of Section 1.9, in the event that Parent, Purchaser and their respective subsidiaries and affiliates shall hold, in the aggregate, at least 90% of the outstanding shares of each class of capital stock of the Company entitled to vote on the adoption of this Agreement under the DGCL (the “Short Form Threshold”), following the Appointment Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, and the exercise of the 90% Top-Up Option, if applicable, Parent shall cause the Merger to become effective as promptly as practicable, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

ARTICLE II

CONVERSION OF SECURITIES

Section	2.1 Conversion of Capital Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or common stock, par value $0.001 per share, of Purchaser (the “Purchaser Common Stock”):

(a) Purchaser Common Stock. Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are owned by the Company and any Shares owned by Parent, Purchaser or any of their respective subsidiaries or affiliates shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Common Stock. Subject to Section 2.5(b) below, each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares) shall be converted into the right to receive the Offer Price, payable to the holder thereof in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest thereon.

(d) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to the Effective Time.

Section	2.2 Exchange of Certificates.

(a) Paying Agent. Purchaser shall designate a bank or trust company to act as the payment agent in connection with the Merger (the “Paying Agent”), which Paying Agent shall be reasonably acceptable to the Company. At or prior to the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration. Such funds shall be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of Shares.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) and whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Such letter and instructions can be faxed to the holder of record upon request. Upon surrender of a Certificate for cancellation to the

Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. Such payment shall be made to the holder of record by bank check; provided that any holder of record entitled to a payment in excess of $500,000 shall have the right to receive payment by electronic wire transfer, in which case payment shall be made net of any applicable wire transfer fees. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that: (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer; and (y) the Person requesting such payment shall have paid any transfer and other similar taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such cash in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation.

(e) Withholding Rights. Parent, Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the relevant Merger Consideration or Offer Price otherwise payable pursuant to this Agreement to any holder of Shares such amounts that Parent, Purchaser, the Surviving Corporation or the Paying Agent is

required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), the rules and regulations promulgated thereunder or any provision of applicable Law. To the extent that amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent.

(f) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(g) Investment of Exchange Fund. The Paying Agent shall invest all cash held by the Paying Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to (i) direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, (ii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or (iii) money market funds invested solely in any of the foregoing, or a combination thereof; and provided, further, that if the value of the cash held by the Paying Agent pursuant to this Section 2.2 is reduced below the amount necessary to pay any unpaid Merger Consideration, Parent shall immediately deposit additional funds with the Paying Agent sufficient to correct this deficiency. Any interest and other income resulting from such investments shall be the property of Parent and paid to Parent upon demand.

Section	2.3 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal of such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall not be converted into the right to receive the Merger Consideration, but instead the holder of such Shares shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Appraisal Rights. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of the Appraisal Rights. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Appraisal Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration.

(b) The Company shall serve prompt notice to Purchaser of any demands received by the Company for dissenter’s rights of any Shares, and Purchaser shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section	2.4 Top-Up Option.

(a) The Company hereby grants to Purchaser an irrevocable option (the “90% Top-Up Option”), exercisable only upon the terms and subject to the conditions set forth herein, to purchase, at a price per share equal to the Offer Price, payable in cash, that number of shares of Common Stock (the “90% Top-Up Option Shares”) equal to the lesser of: (x) the lowest number of shares of Common Stock that, when added to the number of shares of Common Stock owned by Parent, Purchaser and their respective subsidiaries at the time of such exercise, shall constitute one share more than 90% of the shares of Common Stock then outstanding on a fully diluted basis (after giving effect to the issuance of the 90% Top-Up Option Shares); and (y) an aggregate number of shares of Common Stock in excess of the Company’s total authorized and unissued shares of Common Stock; provided, however, that (i) the 90% Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of shares of Common Stock pursuant thereto, the Short Form Threshold would be reached (assuming the issuance of the 90% Top-Up Option Shares) and (ii) if the number of 90% Top-Up Option Shares issued equals or exceeds 20% of the number of the issued and outstanding Shares as of the date hereof all of the conditions set forth in Article VII must be satisfied or waived (other than those that by their terms cannot be satisfied until the time of the Closing).

(b) Provided that no applicable Law or other legal impediment shall prohibit the exercise of the 90% Top-Up Option or the issuance of the 90% Top-Up Option Shares pursuant thereto, or otherwise make such exercise or issuance illegal, Purchaser may exercise the 90% Top-Up Option, in whole but not in part, at any one time after the Appointment Time and prior to the earlier to occur of: (i) the Effective Time; and (ii) the termination of this Agreement pursuant to Section 8.1.

(c) In the event Purchaser wishes to exercise the 90% Top-Up Option, Purchaser shall send to the Company a written notice (a “90% Top-Up Exercise Notice”, the date of which notice is referred to herein as the “90% Top-Up Notice Date”) specifying the denominations of the certificate or certificates evidencing the 90% Top-Up Option Shares which Purchaser wishes to receive, and the place, time and date for the closing of the purchase and sale pursuant to the 90% Top-Up Option (the “90% Top-Up Closing”). The Company shall, promptly after receipt of the 90% Top-Up Exercise Notice, deliver a written notice to Purchaser confirming the number of 90% Top-Up Option Shares and the aggregate purchase price therefor (the “90% Top-Up Notice Receipt”). At the 90% Top-Up Closing, Purchaser shall pay the Company the aggregate price required to be paid for the 90% Top-Up Option Shares and the Company shall cause to be issued to Purchaser a certificate or certificates representing the 90%

Top-Up Option Shares. The purchase price for the 90% Top-Up Option Shares may be paid by Purchaser, at its election, either in cash or by executing and delivering to the Company a promissory note having a principal amount equal to such purchase price, or by any combination of cash and such promissory note. Any such promissory note shall bear interest at the applicable federal rate determined under Section 1274(d) of the Code, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty. Such certificates may include any legends that are required by federal or state securities Laws. Parent and Purchaser understand that the Shares which Purchaser may acquire upon exercise of the 90% Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Purchaser represent and warrant to the Company that Purchaser is, or will be upon the purchase of the 90% Top-Up Option Shares, an Accredited Investor, as defined in Rule 501 of Regulation D promulgated under the Securities Act. Purchaser agrees that the 90% Top-Up Option and the 90% Top-Up Option Shares to be acquired upon exercise of the 90% Top-Up Option are being and will be acquired by Purchaser for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.

Section	2.5 Treatment of Options, Restricted Stock and Other Equity Awards.

(a) At the Effective Time, each option to purchase shares of Common Stock granted under the Company Stock Plans (each, a “Company Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed and converted automatically at the Effective Time into an option to acquire shares of Parent Stock, on substantially the same terms and conditions as were applicable under such Company Option (including vesting schedule) except that (i) the number of shares of Parent Stock subject to each such option or right shall be determined by multiplying the number of shares of Common Stock subject to such Company Option immediately prior to the Effective Time by a fraction (the “Equity Award Exchange Ratio”), the numerator of which is the Merger Consideration and the denominator of which is the average closing price of Parent Stock on the New York Stock Exchange over the five consecutive trading days immediately preceding (but not including) the Closing Date (rounded down to the nearest whole share) and (ii) the exercise price per share of Parent Stock (rounded up to the nearest whole cent) shall equal (x) the per share exercise price for the shares of Common Stock otherwise purchasable pursuant to such Company Option immediately prior to the Effective Time divided by (y) the Equity Award Exchange Ratio. As soon as reasonably practicable following the Effective Time, Parent shall deliver to each holder of a Company Option an appropriate notice setting forth the terms of such assumption and conversion. With respect to any Company Option that is an “incentive stock option” (within the meaning of Section 422 of the Code) immediately prior to the Effective Time, the parties hereto intend that such assumption and conversion shall, to the extent reasonably practicable, conform to the requirements of Section 424(a) of the Code.

(b) At the Effective Time, (i) each share of Restricted Stock which is outstanding immediately prior to the Effective Time shall be converted automatically into the right to receive the Merger Consideration upon the expiration of the applicable vesting or other lapse restrictions, and shall remain subject to the same forfeiture or repurchase conditions in effect on the date hereof and (ii) any repurchase rights in favor of the Company with respect to

Restricted Stock and unvested shares of Common Stock issued pursuant to the exercise of Company Options shall be assigned to any successor to the Company, including Parent.

(c) At the Effective Time, each RSU that is issued and outstanding immediately prior to the Effective Time will be assumed by Parent and converted automatically into a Parent restricted stock unit. Each RSU so assumed and converted will continue to have, and be subject to, substantially the same terms and conditions, except that each converted RSU shall be for that number of whole shares of Parent Stock equal to the product of the number of shares of Common Stock that were subject to the RSU immediately prior to the Effective Time multiplied by the Equity Award Exchange Ratio (rounded down to the nearest whole share).

(d) Parent shall take such actions as are necessary for the assumption of the Company Stock Rights pursuant to this Section 2.5, including the reservation, issuance and listing of Parent Stock as is necessary to effectuate the transactions contemplated by this Section 2.5. Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of Parent Stock subject to the assumed Company Stock Rights prior to the 15th day following the Effective Time.

(e) All amounts payable pursuant to Sections 2.5 shall be paid without interest and shall be net of all applicable withholding taxes that Parent, Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable Law. To the extent that amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Restricted Stock and RSUs in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent.

ARTICLE III

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) or as disclosed in those Company SEC Documents filed with the SEC on the SEC’s EDGAR system at least three Business Days prior to the date hereof (other than any information in the “Risk Factors” and “Note Regarding Forward-Looking Statements” sections of such Company SEC Documents, and other than any other forward-looking statements contained in such Company SEC Documents that are of a nature that they speculate about future developments), the Company represents and warrants to Parent and Purchaser as set forth below. Each disclosure set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific section of this Agreement and disclosure made pursuant to any section thereof shall be deemed to be disclosed on each of the other sections of the Company Disclosure Schedule to the extent the applicability of the disclosure to such other section is readily apparent from the disclosure made.

Section	3.1 Organization.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions which recognize such concept) as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, individually, or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Section 2115 of the California General Corporation Law does not apply to the Company.

(b) Section 3.1 (b) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company. Section 3.1 (b) of the Company Disclosure Schedule also sets forth the jurisdiction of organization and percentage of outstanding equity interests (including partnership interests and limited liability company interests) owned by the Company or its Subsidiaries of each such Subsidiary. All equity interests (including partnership interests and limited liability company interests) of such Subsidiaries (i) are owned, of record and beneficially, by the Company or by another Subsidiary of the Company free and clear of all Liens and (ii) have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. Other than the Subsidiaries of the Company set forth on Section 3.1(b) of the Company Disclosure Schedule, the Company does not own or control, directly or indirectly, a 5% or greater equity interest in any Person.

Section	3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 140,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”); and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of the close of business on December 11, 2007, there were 17,998,270 shares of Common Stock issued and outstanding. Since such time and date, no additional shares of Common Stock have been issued except pursuant to exercises of Company Options, RSUs and issuances of Restricted Stock pursuant to the Company Stock Plans, in each case, in accordance with their terms or as specifically described in Section 3.2(a) of the Company Disclosure Schedule. No shares of Common Stock are held in the treasury of the Company or by any Subsidiary of the Company. No shares of Preferred Stock have been designated, issued or outstanding. No shares of Common Stock are reserved for issuance other than 7,000,000 shares of Common Stock reserved for issuance pursuant to the Company Stock Plans (consisting of 1,970,283 shares subject to outstanding Company Options, 510,400 shares subject to outstanding RSUs, and 375,984 shares available for future grants). There are no bonds, debentures, notes or other Indebtedness having voting rights of the Company or any of its Subsidiaries (“Voting Debt”), whether issued by the Company, any of its Subsidiaries or any other Person, issued and outstanding. All of the outstanding shares of the Company’s capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Company Stock Rights will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and are not and will not be subject to or issued in violation of any preemptive rights.

(b) A complete and accurate list of all issued and outstanding shares of Restricted Stock, indicating the name of the applicable stockholder, the Company Stock Plan under which it was granted, the vesting schedule for any such shares, including the extent to which any repurchase or redemption right or right of first refusal has lapsed, whether (and to what extent) the vesting will be accelerated in any way by the Transactions or by termination of employment or change in position following consummation of the Transactions, and whether such holder has the sole power to vote and dispose of such shares has been provided to Parent. There are no issued and outstanding shares of Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company other than shares issued pursuant to the Company Stock Plans.

(c) A complete and accurate list of all outstanding Company Options, indicating with respect to each such Company Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Common Stock subject to such Company Option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Transactions or by termination of employment or change in position following consummation of the Transactions has been provided to Parent. There are no outstanding options to purchase shares of Common Stock other than options issued pursuant to the Company Stock Plans. The Company has not granted any rights to purchase shares of Common Stock under the Company’s Employee Stock Purchase Plan. The Company has delivered to Parent complete and accurate copies of the Company Stock Plans and the forms of all stock option agreements evidencing Company Options.

(d) Except as described in this Section 3.2: (i) there are no shares of capital stock or other equity securities of the Company, or securities exchangeable into or exercisable for such equity securities, authorized, designated, issued or outstanding; (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or securities exchangeable into or exercisable for shares of capital stock to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries is bound, obligating the Company or any of the Company’s Subsidiaries to: (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company, securities convertible into or exchangeable for such shares or equity interests or any Voting Debt; (B) grant, extend, otherwise modify or amend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement (collectively, “Equity Interests”); or (C) redeem or otherwise acquire any such shares of capital stock, securities exchangeable into or exercisable for shares of capital stock, or other equity interests. There are no obligations of the Company or any of the Company’s Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. From March 21, 2006 until the date hereof, the Company has not declared or paid any dividend or distribution in respect of the Common Stock, and has not issued, sold, repurchased, redeemed or otherwise acquired any Common Stock, and its Board of Directors has not authorized any of the foregoing. Neither the Company nor any of the

Company’s Subsidiaries has any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. There are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which the Company or any of the Company’s Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company or any of the Company’s Subsidiaries.

(e) The Company’s past and current stock option grant practices (i) complied with all applicable Company Stock Plans, stock exchange rules and applicable Laws, (ii) have been fairly presented in accordance with GAAP in the Company’s financial statements, and (iii) have resulted only in exercise prices that correspond to the fair market value on the date that the grants were actually authorized under applicable Law. As of the date of this Agreement, the Company has no ongoing internal review of any irregularities in its past or current stock option practices.

(f) The Company has delivered or made available to Parent a copy of the certificate or articles of incorporation and by-laws (or like organizational documents) of the Company and each of its Subsidiaries, and each such copy is true, correct and complete and each such instrument is in full force and effect.

(g) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries or, to the Company’s Knowledge, any Affiliate of the Company, is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries. The Company has not granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights.

Section	3.3 Authorization; Validity of Agreement; Company Action.

The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions, subject, in the case of the Merger, to the adoption of this Agreement by the holders of a majority of all of the Shares entitled to vote on the adoption of this Agreement, if required by applicable Law. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that: (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section	3.4 Board Approvals.

The Company Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement, the Offer, the Merger and other Transactions are advisable, fair to, and in the best interests of the Company and its stockholders; (ii) duly and validly approved and taken all corporate action required to be taken by the Company Board of Directors to authorize the consummation of the Transactions; (iii) approved this Agreement and the transactions contemplated hereby (including the Offer and the Merger), which approval, to the extent applicable, constituted approval under the provisions of Section 203 of the DGCL as a result of which this Agreement and the transactions contemplated hereby, including the Offer and the Merger are not and will not be subject to the restrictions on “business combinations” under the provision of Section 203 of the DGCL or any other “moratorium”, “control share”, “fair price”, “takeover” or “interested stockholder” or similar Law that might otherwise apply; (iv) recommended that the stockholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer, and adopt this Agreement; and (v) directed that this Agreement be submitted to the stockholders of the Company for their adoption and approval. No further corporate action is required by the Company Board of Directors, pursuant to the DGCL or otherwise, in order for the Company to approve this Agreement or the Transactions, including the Offer and the Merger, subject, in the case of the Merger, to the adoption of this Agreement by the holders of a majority of the outstanding Shares, if required by applicable Law, as contemplated by Section 1.9, which is the only stockholder vote that is required for adoption of this Agreement and the consummation of the Transactions (including the Merger) by the Company.

Section	3.5 Consents and Approvals; No Violations.

None of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will: (i) violate, conflict with or result in any breach of any provision of the Company Governing Documents or any comparable documents of any of the Company’s Subsidiaries; (ii) require any filing by the Company or any of its Subsidiaries with, or the issuance of any permit, authorization, consent or approval by, any federal, state, local, foreign or supranational court, arbitral tribunal, administrative agency, commission or other governmental or regulatory authority or agency, including any self-regulatory organization (each, a “Governmental Entity”) (except for: (A) compliance with any applicable requirements of the Exchange Act or Nasdaq; (B) the filing of the Certificate of Merger with the Delaware Secretary of State; (C) the filing by the Company with the Federal Trade Commission and the Antitrust Division of the Department of Justice of a premerger notification and report form required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any similar filing under any foreign antitrust Law; or (D) the filing with the SEC and the Nasdaq of: (1) the Schedule 14D-9; (2) a Proxy Statement if stockholder approval of the Merger is required by applicable Law; (3) the information required by Rule 14f-l under the Exchange Act; and (4) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement, the Offer and the Merger); (iii) result in a violation or breach of, constitute

(with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, cancellation or acceleration) under, result in the loss of a benefit, the imposition of an additional obligation or the creation of a Lien under, any of the terms, conditions or provisions of any note, bond, mortgage, lien, indenture, lease, license, contract or agreement, or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound (the “Company Agreements”); or (iv) violate any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; except in the case of clauses (ii), (iii) or (iv) where: (x) any failure to obtain such permits, authorizations, consents or approvals; (y) any failure to make such filings; or (z) any such modifications, violations, rights, breaches, defaults, losses of benefits, impositions of obligations, or creations of Liens have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section	3.6 Company SEC Documents and Financial Statements.

Since March 21, 2006, the Company has filed or furnished (as applicable) with the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) with the SEC, including those documents required to be filed or furnished (as applicable) under the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”) or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including all certifications and statements required by (i) Rule 13a-14 or 15d-14 of the Exchange Act or (ii) 18 U.S. C. §1350 (Section 906 of the Sarbanes-Oxley Act (such documents and any other documents filed by the Company with the SEC, including those that the Company may file after the date hereof until the Closing, as amended since the time of their filing, collectively, the “Company SEC Documents”) and complete and correct copies of all such Company SEC Documents are available to Parent through public sources. As of their respective filing dates (or if amended subsequent to filing, as of the date of their last amendment filed prior to the date of this Agreement) and, in the case of any proxy statement, as of the date mailed to shareholders and the date of the meeting, the Company SEC Documents: (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be and the applicable rules and regulations of the SEC thereunder. All of the consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (collectively, the “Financial Statements”): (A) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act); and (B) fairly present in all material respects the financial position and the results of operations and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein consistent with the books and records of the Company and its Subsidiaries. The Company has heretofore furnished to Parent a complete and correct copy of any amendments or material modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

Section	3.7 Internal Controls; Sarbanes-Oxley Act.

(a) The Company has established and maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are effective to ensure that all information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is (i) made known on a timely basis to the individuals responsible for the preparation of the Company’s documents that it files or furnishes under the Exchange Act, (ii) recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and (iii) accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company has established and maintains internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) to ensure the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including without limitation such policies and procedures specified in Rule 14a-15(f)(1)-(3) of the Exchange Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended June 30, 2007, and such assessment concluded that such controls were effective. The assessment of the effectiveness of the Company’s internal controls over financial reporting has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included in the Company SEC Documents. The Company, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, has not disclosed to the Company’s auditors or the audit committee of the Company Board of Directors (x) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b) Since June 30, 2007, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company the Board of Directors or any committee thereof or to any director or officer of the Company.

(c) The Company has not, since March 21, 2006, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company. There are no loans or extensions of credit maintained by the Company to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

(d) To the Company’s Knowledge, PricewaterhouseCoopers LLP, the Company’s current auditors, is and has been at all times since its engagement by the Company (x) “independent” with respect to the Company within the meaning of Regulation S-X and (y) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

Section	3.8 Absence of Certain Changes.

Since September 29, 2007 (the “Balance Sheet Date”), the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice. Since the Balance Sheet Date, there has not been (i) any event, fact, circumstance, change or effect, either individually or in the aggregate with all such other events, facts, circumstances, changes or effects, that has had, or would reasonably be expected to have, a Company Material Adverse Effect or (ii) any other action or event that would have required the consent of Parent pursuant to Section 5.1(a), (d), (h), (i), (j), (k), (l), (m), (n), (o), (p) or (q) of this Agreement had such action or event occurred after the execution of this Agreement.

Section	3.9 No Undisclosed Liabilities.

Except: (a) as reflected or otherwise reserved against on the balance sheet of the Company as of September 29, 2007 included in the Financial Statements; (b) for liabilities and obligations incurred since September 29, 2007 in the ordinary course of business consistent with past practice; (c) for liabilities and obligations for investment banking, accounting and legal fees incurred in connection with the negotiation, execution and delivery of this Agreement or the Transactions; (d) for liabilities and obligations incurred under any Company Agreement; (e) for liabilities and obligations which have been discharged or paid in full; and (f) liabilities that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company has incurred any liabilities or obligations of any nature (whether or not accrued, contingent or otherwise, and whether or not required to be reflected in financial statements in accordance with GAAP).

Section	3.10 Litigation.

There is no material claim, action, suit, arbitration, investigation, alternative dispute resolution action or any other judicial or administrative proceeding, whether in law or equity, civil, criminal, administrative or otherwise (individually, a “Legal Proceeding”), pending against (or, to the Company’s Knowledge, threatened against or naming as a party thereto) the Company or any of the Company’s Subsidiaries. To the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to lead to a Legal Proceeding that would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company’s Subsidiaries is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Entity.

Section	3.11 Employee Benefit Plans; ERISA.

(a) “Benefit Plans” means all benefit plans, programs, policies, agreements or other arrangements (whether written or oral), including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement with respect to any compensation or benefit arrangement, in each case that are entered into, sponsored, maintained or contributed to by the Company or any of its Subsidiaries or any of their ERISA Affiliates, in which present or former employees of the Company or any of its Subsidiaries participate; provided that Benefit Plans shall not include any Foreign Plans or any plan, program or arrangement under which any Governmental Entity provides compensation or benefits as required under the Laws of a jurisdiction outside of the United States. “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary. For purposes of this Agreement, the term “Foreign Plans” shall refer to each material plan, program or contract that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Benefit Plan had it been a United States plan, program or contract, provided that Foreign Plans shall not include any plan, program or arrangement under which any Governmental Entity provides compensation or benefits as required under the Laws of a jurisdiction other than the United States. It is agreed and understood that no representation or warranty is made in respect of employee benefit matters in any Section of this Agreement other than this Section 3.11.

(b) Section 3.11 of the Disclosure Schedule contains a complete and accurate list of all material Benefit Plans and Foreign Plans. The Company has heretofore made available to Parent copies of each of the Benefit Plans and certain related documents, including, but not limited to: (i) each writing constituting a part of such Benefit Plan, including all amendments thereto (or a written summary of any unwritten Benefit Plan); (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent determination letter from the IRS (if applicable) for such Benefit Plan, (iv) the most recent financial statements for each Benefit Plan and (v) each trust agreement, group annuity contract and summary plan description, if any, relating to such Benefit Plan.

(c) (i) The Company and each Subsidiary and each ERISA Affiliate are in compliance in all material respects with current applicable provisions of ERISA and the Code, and each Benefit Plan has been maintained and administered in all material respects in compliance with its terms and applicable Law including applicable provisions of ERISA and the

Code and the regulations thereunder; (ii) each of the Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code; (iv) no Benefit Plan provides medical or other welfare benefits following termination of employment, other than: (A) coverage mandated by applicable Law; or (B) benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (v) no Benefit Plan subject to ERISA holds securities issued directly to it by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates: (vi) all contributions, premiums or other amounts payable by the Company or its Subsidiaries or their ERISA Affiliates as of the date hereof with respect to each Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due); (vii) neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; (viii) there are no pending, threatened or, to the Knowledge of the Company, anticipated claims (other than claims for benefits in accordance with the terms of the Benefit Plans) by, on behalf of or against any of the Benefit Plans or any trusts related thereto which could reasonably be expected to result in any liability of the Company or any of its Subsidiaries; (ix) all filings and reports as to each Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been submitted; provided that to the extent not so submitted there will be no material liability to the Company; and (x) all Foreign Plans: (A) have been maintained in accordance with their terms and all applicable Laws and requirements; (B) if they are intended to qualify for special Tax treatment, meet all material requirements for such treatment; and (C) if they are required to be funded and/or book-reserved, are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with applicable Law.

(d) With respect to any Employee Plan, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other United States governmental agencies is in progress or, to the Knowledge of the Company, pending or threatened.

(e) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained a Benefit Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “Multiemployer Plan” (as defined in Section 4001(a)(3) of ERISA). “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code), any of which includes or included the Company or a Subsidiary.

(f) Each of the Company and each Subsidiary is in material compliance with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment.

(g) Neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any of its Subsidiaries as a result of the execution of this Agreement, stockholder approval of this Agreement, or the Transactions contemplated by this Agreement that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code, without regard to Section 280G(b)(4); or (iii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(h) Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with then applicable guidance under Code Section 409A. Except as disclosed in the SEC Documents, no stock option granted under any Benefit Plan and subject to Code Section 409A had an exercise price that was or may have been less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

Section	3.12 Taxes.

Except as would not have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects; (ii) the Company and each of its Subsidiaries have paid all Taxes shown as due on such Tax Returns; (iii) as of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries; (iv) neither the Company nor any Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code; (v) neither the Company nor any Subsidiary (A) has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of applicable Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Company or any Subsidiary, or (B) to the Company’s Knowledge, is a party to, or bound by, any Tax indemnity, Tax sharing, Tax allocation or similar agreement; (vi) all Taxes that the Company or any Subsidiary is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity; and (vii) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations Sections 1.601 l-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local Law.

Section	3.13 Contracts.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any contract, agreement or other instrument or obligation (written or oral), other than those (x) identified in Section 3.13 (a) of the Company Disclosure Schedule or (y) under which neither the Company nor any of its Subsidiaries has any remaining liabilities or obligations (whether actual or contingent):

(i) that is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) relating to the incurring of Indebtedness by the Company or any of its Subsidiaries in an amount in excess of $500,000 in the aggregate;

(iii) with any Affiliate of the Company (other than any such contract, agreement or other instrument or obligation (A) entered into with a Subsidiary which is a direct or indirect wholly owned Subsidiary of the Company, (B) that provides only for standard employee benefit generally made available to all employees of the Company and its Subsidiaries, (C) that provides only for purchase of shares of the Company’s common stock and/or the issuance of options to purchase shares of the Company’s common stock, in each case as approved by the Board of Directors of the Company or its Compensation Committee or (D) the Stockholder Agreement and other similar agreements executed in connection with the Transactions);

(iv) containing any non-competition, exclusive dealing or other similar agreement, commitment, or obligation that has, or would reasonably be expected to result in, the effect of prohibiting or impairing the conduct of the business of the Company or any of its Subsidiaries as currently conducted and as currently proposed to be conducted;

(v) under which the Company or any Subsidiary is now, or following the Effective Time Parent or any of Parent’s Affiliates (including without limitation the Company or any of its Subsidiaries) would be, restricted from selling, licensing or otherwise distributing any of their respective technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;

(vi) containing a “most favored nation” clause or other term providing preferential pricing or treatment to a third party other than pricing discounts given to customers in the ordinary course of business consistent with past practice;

(vii) under which a third party would be entitled to receive a license or any other right to intellectual property of Parent or any of Parent’s Affiliates following the Closing;

(viii) providing for any payments that are conditioned, in whole or in part, on a change of control of the Company or any of its Subsidiaries;

(ix) providing a license to any third party for the right to use or reproduce any Company Intellectual Property except agreements with customers or other end-user customers of the Company or any of its Subsidiaries entered into in the ordinary course of business consistent with past practice;

(x) providing licenses, sublicenses or other agreements pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to Company and its Subsidiaries, taken as a whole, excluding any non-exclusive, generally commercially available, off-the-shelf software programs;

(xi) pursuant to which the Company or any of its Subsidiaries leases any real property to or from a third party; or

(xii) relating to the manufacturing or supply of any material item used by the Company or a Subsidiary that is a single or sole source of manufacturing or supply.

(such contracts set forth in Section 3.13(a) of the Company Disclosure Schedule, otherwise described in clauses (i) through (xii), or set forth in the exhibit index of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, the “Company Material Contracts”). Complete and accurate copies of all Company Material Contracts have heretofore been furnished to Parent. Neither the Company nor any of its Subsidiaries has entered into any transaction with any Affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in a Company SEC Document.

(b) Except as would not have a Material Adverse Effect: (i) neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a breach of or default under); and (ii) to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a breach of or default under). Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, except that: (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally; and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) “Indebtedness” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, prepayment penalties, fees and premiums) of such Person (i) for borrowed money (including overdraft facilities), (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases (in accordance with GAAP), (v) in respect of letters of credit and bankers’ acceptances, (vi) under interest rate or currency swap or other derivative or hedging instruments and transactions (valued at the termination value thereof), (vii) secured by any Lien on property or assets owned by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under any sale and lease back transaction, agreement to repurchase securities sold or other similar financing transaction and (ix) in the nature of guarantees of the obligations described in clauses (i) through (viii) above of any other Person.

Section	3.14 Title to Properties; Encumbrances.

Section 3.14 of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company or any of its Subsidiaries and the location of the premises. The Company and each of its Subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the material tangible assets and properties it holds or uses, in each case subject to no Liens, except for: (a) Liens consisting of zoning, entitlement or other land use or environmental regulations of any Government Entity, which, individually or in the aggregate, do not materially impair the value of such properties or the use of such properties in the ordinary course consistent with past practice; (b) Liens for current Taxes, assessments or governmental charges or levies on property not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements; and (c) Liens constituting a carrier’s, warehousemen’s, mechanics’, materialmen’s, repairman’s or other similar Lien arising in the ordinary course of business consistent with past practice (the foregoing Liens in clauses (a)-(c), “Permitted Liens”). The Company and each of its Subsidiaries is in compliance with the terms of all material leases of tangible properties to which they are a party, except for non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has ever owned any real property.

Section	3.15 Intellectual Property.

(a) For purposes of this Agreement, the term “Intellectual Property” means all proprietary rights of every kind and nature throughout the world owned or used by the Company or any of its Subsidiaries in the operation of the business of the Company or its Subsidiaries as it is currently conducted and as it is currently proposed to be conducted, including, without limitation, all rights and interests pertaining to or deriving from (i) patents, patent rights, patent applications (including all provisionals, reissues, reexaminations, revisions, divisions, continuations, continuations-in-part and extensions of any patent or patent application and foreign counterparts), inventions, discoveries, improvements, innovations, industrial designs, and all applications for registration of the foregoing; (ii) copyrights, registrations and applications for copyrights, works, derivative works, software (including, without limitation, all executables, libraries, controls and source code), software documentation, database rights, mask works, domain names, domain name registrations, web sites, web pages, moral rights, rights of privacy and publicity, and all applications for registration of the foregoing; (iii) trade secrets, know-how, processes, methods, data, formula, and information (including, without limitation, ideas, research and development, formulas, compositions and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals) (collectively, “Trade Secrets”); and (iv) trademarks, service marks, trade names, logos, designs, brand names, domain names, trade dress, and slogans (including, without limitation, the name of the Company and each of its Subsidiaries and any fictitious names used by the Company or any of its Subsidiaries) and all goodwill associated with any of the foregoing, and all applications for registration of the foregoing.

(b) Except as would not have a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used or necessary to conduct the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

(c) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (the “Company Intellectual Property”), or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, excluding generally commercially available, off-the-shelf software programs.

(d) All patents, patent applications, trademark and service mark applications and registrations for trademarks, service marks, copyrights and other forms of Intellectual Property included in the Company Intellectual Property that is the subject of any application, registration, filing, certificate, or other document issued by, filed with, or recorded by any Governmental Entity (“Registered Intellectual Property”), are subsisting and have not expired or been cancelled or abandoned.

(e) Except as would not have a Company Material Adverse Effect: (a) there are no pending or, to the Knowledge of the Company, threatened claims by any person alleging infringement or misuse of Intellectual Property by the Company or any of its Subsidiaries in connection with the conduct of the business of the Company or any of its Subsidiaries; and (b) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries has not infringed, and does not infringe, any intellectual property rights of any person. The Company and its Subsidiaries use the Intellectual Property of third parties only pursuant to valid and effective license agreements, to the extent required.

(f) The Company has taken and takes commercially reasonable steps to protect and preserve its rights in any material Intellectual Property of the Company and its

Subsidiaries (including executing confidentiality and intellectual property assignment agreements with current and past executive officers and current and past employees and contractors that have or had a role in the development of the Company’s products, including software, and Intellectual Property of the Company and its Subsidiaries). No prior or current employee or officer or any prior or current consultant or contractor of the Company or any of its Subsidiaries has asserted or, to the Knowledge of the Company, has any ownership in any Intellectual Property used by the Company or its Subsidiaries in the operation of their respective businesses (except for development agreements entered into with consultants and contractors in the ordinary course of business where the Company or any of its Subsidiaries was provided a license including terms sufficient to conduct the business of the Company or any of its Subsidiaries as needed by such consultants or contractors).

(g) To the Knowledge of the Company, no third party is infringing, violating or misappropriating in any material respect any of the Company Intellectual Property.

Section	3.16 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization or works council. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. The Company and each Subsidiary are in material compliance with all applicable laws relating to the hiring, employment, and termination of employees.

(b) No employee of the Company or any of its Subsidiaries (i) has an employment agreement for employment that is not at will, (ii) to the Company’s Knowledge is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, or (iii) in the case of any key employee or group of key employees, has given notice to the Company or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company or any of its Subsidiaries.

(c) Since December 31, 2006 and continuing through the Closing Date, neither the Company nor any of its Subsidiaries has caused or will cause any “employment loss” (as that term is defined or used in the WARN Act) or been obligated to provide notice or payment in lieu of notice under any comparable local provision.

(d) Neither the Company or any of its Subsidiaries has incurred, and no circumstances exist under which either the Company or any of its Subsidiaries would reasonably be expected to incur, any material liability arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees.

(e) Within 10 days following the date of this Agreement, the Company will provide Parent with a list of all employees of the Company or any of its Subsidiaries employed in the United States who are not citizens or permanent residents of the United States that indicates immigration status and the date work authorization is scheduled to expire. All other persons employed by the Company in the United States are citizens or permanent residents. All persons employed in other jurisdictions are employed in compliance with local Laws.

Section	3.17 Compliance with Laws; Permits.

(a) The Company and each of the Company’s have complied with and not defaulted under or violated any applicable Laws and none of them has violated, or been threatened to be charged or given notice of any violation of any Law, at any of their respective properties, except where such non-compliance, default or violation, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Neither the Company, any of its Subsidiaries, nor any of their respective directors, officers, employees nor, to the Knowledge of the Company, consultants, joint venture partners, agents, representatives or any other Person associated with or acting on their behalf, have directly or indirectly (i), made, promised, offered, or authorized (A) any unlawful payment or the unlawful transfer of anything of value, directly or indirectly, to any government official, employee or agent, political party or any official of such party, or political candidate, or (B) any unlawful bribe, rebate, influence payment, kickback or similar unlawful payment, or (ii) violated the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries in any jurisdiction outside the United States.

(c) The Company and the Company’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any such Company Permit, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, other than failures to be in compliance that, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. No Company Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement, other than cessations of effectiveness that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

Section	3.18 Information in the Proxy Statement.

The Proxy Statement, if any, at the date mailed to the Company’s stockholders and at the time of any meeting of Company stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for any meeting of Company stockholders to be held in connection with the Merger which has become false or misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Purchaser expressly for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of applicable federal securities Laws.

Section	3.19 Information in the Offer Documents and the Schedule 14D-9.

The information supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities Laws and will not when filed with the SEC or distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished in writing by Parent or Purchaser expressly for inclusion therein.

Section	3.20 Opinion of Financial Advisor.

The Company Board of Directors has received the opinion, dated the date of this Agreement, of Merrill Lynch (the “Company Financial Advisor”), to the effect that, as of the date of such opinion, the Offer Price to be received in the Offer and the Merger by the holders of the Shares, is fair, from a financial point of view, to such holders. Within one Business Day after the date of this Agreement, the Company will deliver a true and correct signed copy of such opinion to Parent.

Section	3.21 Insurance.

The Company and its Subsidiaries maintain insurance coverage with reputable insurance carriers, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. Neither the Company nor any of its Subsidiaries has materially breached or defaulted and has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification of any such insurance policies. No such insurance policy shall terminate or lapse by reason of the Transactions.

Section	3.22 Environmental Laws and Regulations.

Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries have complied with all, and have not violated or defaulted under any, applicable Environmental Laws or requirements of any permits, licenses or approvals issued under such Environmental Laws; (ii) the Company and each of its Subsidiaries hold all permits, licenses and approvals required under Environmental Laws to operate and conduct their respective businesses as currently operated and conducted, a true and complete list of which is included in Section 3.22(a) of the Company Disclosure Schedule; (iii) there are no past, pending or, to the Company’s Knowledge, threatened Environmental Claims against the Company or any Company Property; (iv) to the Company’s Knowledge, there is no Contamination of or at any Company Property (including soils, groundwater, surface water, buildings or other structures); (v) to the Company’s Knowledge, there was no Contamination of or at any Company Property during the period of time such properties were owned, leased or operated by the Company or any of its Subsidiaries; (vi) neither the Company nor any of its Subsidiaries are subject to liability for a Release by the Company or any Subsidiary or, to the Knowledge of the Company, any other Person, of any Hazardous Material or Contamination on the property of any third party; (vii) neither the Company nor any of its Subsidiaries has Released any Hazardous Material to the environment in violation of any Environmental Laws; (viii) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information, nor is the Company or any of its Subsidiaries aware of any pending or threatened notice, demand, letter, claim or request for information, alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law; (ix) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability or obligation under any Environmental Law or relating to Hazardous Materials; (x) to the Company’s Knowledge, none of the Company Properties is listed in the National Priorities List or any other list, schedule, log, inventory or record maintained by any Governmental Entity with respect to sites from which there is or has been a Release of any Hazardous Material or any Contamination; (xi) to the Company’s Knowledge, none of the Company Properties is used, nor was ever used, (A) as a landfill, dump or other disposal, storage, transfer or handling area for Hazardous Materials, excepting, however, for the routine storage and use of Hazardous Materials from time to time in the ordinary course of business consistent with past practice, in compliance with Environmental Laws and in compliance with good commercial practice; (B) for military purposes; or (C) as a gasoline service station or a facility for selling, dispensing, storing, transferring or handling petroleum and/or petroleum products; (xii) there are no underground or above ground storage tanks (whether or not currently in use), urea-formaldehyde materials, asbestos, asbestos containing materials, polychlorinated biphenyls (PCBs) or nuclear fuels or wastes, located on or under any Company Property, and no underground tank previously located on these properties has been removed therefrom; and (xiii) to the Knowledge of the Company, there are no facts or circumstances, conditions or occurrences regarding the current or former business, assets or operations of the Company or any of its

Subsidiaries or any Company Property that could reasonably be anticipated to form the basis of an Environmental Claim against the Company or any of its Subsidiaries or any Company Property.

Section	3.23 Brokers; Expenses.

Except for Merrill Lynch, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger. The Company has delivered to Parent a complete and accurate copy of all agreements entered into with Merrill Lynch in connection with the Transactions.

Section	3.24 Takeover Statutes.

Assuming the accuracy of the representations and warranties in Section 4.7, the approval of the Company Board of Directors of this Agreement and the transactions contemplated hereby is the only action necessary to render inapplicable (to the extent otherwise applicable) to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” set forth in Section 203 of the DGCL and, similar “moratorium”, “control share”, “fair price”, “takeover” or “interested stockholder” Laws.

Section	3.25 Rule 14d-10.

The Company Board of Directors has determined that each of the members of the Compensation Committee of the Company Board of Directors (the “Compensation Committee”) are and at the Appointment Time will be, “independent directors” as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules and eligible to serve on the Compensation Committee under the Exchange Act and the rules and regulations thereunder and all applicable Nasdaq Marketplace Rules. On or prior to the date hereof, the Compensation Committee approved each Company Compensation Arrangement (as defined in this Section 3.25) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act (an “Approved Company Compensation Arrangement”), and has taken, or prior to the Appointment Time will take, all other action necessary to satisfy the requirements of the non-exclusive safe-harbor with respect to such Company Compensation Arrangements in accordance to Rule 14d-10(d)(2) under the Exchange Act. The Company has provided copies of all resolutions adopted or actions taken in connection with all Approved Company Compensation Arrangements. As used in this Agreement, “Company Compensation Arrangement” means any employment compensation, severance or other employee benefit arrangement (including, without limitation, any employment or change of control agreement, Company Option or RSU), or payments made or to be made or benefits granted or to be granted according to such an arrangement between the Company or any of its Subsidiaries, on the one hand, and any officer, director or other stockholder of the Company or any of its Subsidiaries, on the other hand.

Section	3.26 Relationships with Customers, Suppliers, Distributors and Sales Representatives.

Neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of the Company oral, notice that any material customer, supplier, distributor or sales representative intends to cancel, terminate or otherwise materially and adversely modify or not renew its relationship with the Company or any Subsidiary, and, to the Knowledge of the Company, no such action has been threatened.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

Section	4.1 Organization.

Each of Parent and Purchaser is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to conduct its business as now being conducted, except, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not impair in any material respect the ability of each of Parent and Purchaser, as the case may be, to perform its obligations under this Agreement or prevent or materially delay the consummation of the Transactions.

Section	4.2 Authorization; Validity of Agreement; Necessary Action.

Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Purchaser (other than the adoption of the Agreement by the sole stockholder of Purchaser) and will be adopted by the sole stockholder of Purchaser and except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware no other corporate proceedings on the party of Parent or Purchaser are necessary to authorize the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and Purchaser enforceable against each of them in accordance with its terms, except that: (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section	4.3 Consents and Approvals; No Violations.

None of the execution, delivery or performance of this Agreement by Parent and Purchaser, the consummation by Parent and Purchaser of the Transactions or compliance by Parent or Purchaser with any of the provisions of this Agreement will (i) violate or conflict with or result in any breach of any provision of the organizational documents of Parent or Purchaser;

(ii) require any filing by Parent or Purchaser with, or the issuance of any permit, authorization, consent or approval by, any Governmental Entity (except for: (A) compliance with any applicable requirements of the Exchange Act; (B) the filing of the Certificate of Merger with the Delaware Secretary of State; (C) the filing by Parent and/or Purchaser with the Federal Trade Commission and the Antitrust Division of the Department of Justice of a premerger notification and report form required under the HSR Act and any similar filing under any foreign antitrust Law; or (D) the filing with the SEC and the New York Stock Exchange of the Schedule TO, or (iii) violate any Law applicable to Parent or Purchaser, any of their Subsidiaries, or any of their properties or assets, except in the case of clauses (ii) or (iii) where: (x) any failure to make such filings; or (y) such violations would not, individually or in the aggregate, impair in any material respect the ability of each of Parent or Purchaser to perform its obligations under this Agreement, as the case may be, or prevent the consummation of the Transactions.

Section	4.4 Litigation.

There is no Legal Proceeding pending against (or, to the knowledge of Parent, threatened against or naming as a party thereto) Parent or any of its Subsidiaries and none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree of a Governmental Entity, in each case, which would, individually or in the aggregate, impair in any material respect the ability of each of Parent and Purchaser to perform its obligations under this Agreement, as the case may be, or prevent the consummation of any of the Transactions.

Section 4.5 Information	in the Proxy Statement.

None of the information supplied by Parent or Purchaser in writing expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders or at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section	4.6 Information in the Offer Documents.

The Offer Documents will not when filed with the SEC or at the date mailed to the stockholders of the Company contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Offer which has become false or misleading, except that no representation or warranty is made by Parent or Purchaser with respect to statements made therein based on information supplied in writing by the Company for inclusion or incorporation by reference in the Offer Documents. The Offer Documents will comply as to form in all material respects with applicable federal securities Laws.

Section 4.7 Ownership of Company Capital Stock.

There are no contracts, agreements, arrangements or understandings between Parent or Purchaser, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement. Prior to the Company Board of Directors approving this Agreement and the transactions contemplated hereby for purposes of the applicable provisions of the DGCL, neither Parent nor Purchaser, alone or together with any other Person, was at any time, or became, an “interested shareholder” thereunder or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement, or any transactions contemplated by this Agreement.

Section	4.8 Sufficient Funds.

Parent and Purchaser will have all of the funds available as and when needed that are necessary to consummate the Transactions and to perform their respective obligations under this Agreement.

Section	4.9 Purchaser.

Purchaser was formed solely for the purpose of engaging in the Transactions contemplated hereby. As of the Effective Time, all of the outstanding capital stock of Purchaser will be owned directly by Parent. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the Transactions, Purchaser has not and will not have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type whatsoever or entered into any agreements or arrangements with any Person, which would, individually or in the aggregate, impair in any material respect the ability of Purchaser to perform its obligations under this Agreement or prevent the consummation of the Transactions.

Section	4.10 No Vote of Parent Stockholders.

No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated hereby.

Section	4.11 Finders or Brokers.

Except for Goldman, Sachs & Co., neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Transactions.

Section	4.12 Ownership of Shares.

As of the date of this Agreement, neither Parent, Purchaser nor any of their respective Subsidiaries beneficially owns, directly or indirectly, any Shares or other securities convertible into, exchangeable into or exercisable for shares of Common Stock. There are no voting trusts or other agreements, arrangements or understandings to which Parent, Purchaser or any of their respective subsidiaries is a party with respect to the voting of the capital stock or other equity or voting interest of the Company or any of its Subsidiaries nor are there any agreements, arrangements or understandings to which Parent, Purchaser or any of their respective Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity or voting interest of the Company or any of its Subsidiaries.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Interim	Operations of the Company.

Except as set forth in Section 5.1 of the Company Disclosure Schedule, as required pursuant to this Agreement, applicable Laws or as agreed in writing by Parent, from the date hereof until the earlier of: (A) the valid termination of this Agreement in accordance with Article VIII hereto; and (B) the Appointment Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its businesses in all material respects in the ordinary course consistent with past practice and will use commercially reasonable efforts consistent with its ordinary course business practices, and will cause each of its Subsidiaries to use commercially reasonable efforts consistent with its ordinary course business practices, to preserve intact its business organization, to keep available the services of its present officers and key employees, and to preserve the goodwill of those having business relationships with it, including maintaining existing relationships with suppliers, distributors, customers, licensors, employees and others having business relationships with it; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of the remainder of this Section 5.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule or as agreed in writing by Parent, from the date hereof until the earlier of: (x) the valid termination of this Agreement in accordance with Article VIII hereto; and (y) the Appointment Time, the Company shall not, and shall cause each of its Subsidiaries not to:

(a) declare, authorize, set aside or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or such Subsidiaries), except dividends and distributions paid or made on a pro rata basis by such Subsidiaries to their respective parents;

(b) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(c) except as required by existing written agreements, Benefit Plans or Foreign Plans, none of which are amended after the date of the Agreement, or except as otherwise required by applicable Law: (i) provide any new benefits or increase the benefits provided to the Company’s or any Company Subsidiary’s employees, (ii) except in the ordinary course of business consistent with past practice, and except as otherwise provided in clause

(iii) below, increase the compensation payable to the Company’s or any Company Subsidiary’s employees (the ordinary course of business including, for this purpose, the employee salary, bonus and equity compensation review process and related adjustments substantially as conducted each year); (iii) increase or change the compensation payable to the Company’s directors, executive officers or employees having the title of Vice President or a title more senior thereto; (iv) amend or terminate any Benefit Plan or any Foreign Plan (other than any amendments or terminations made in the ordinary course of business consistent with past practice for all Company employees generally); (v) enter into or amend any employment, consulting, change of control, severance, retention, or indemnification agreement with any employee, consultant, director or officer of the Company or any Subsidiary except for renewals or replacements of existing employment agreements with current employees (other than executive officers and employees having the title of Vice President or a title more senior thereto) upon expiration of the term of the applicable agreement with a term no longer than one year providing for annual base salary no greater than $150,000; (vi) hire any new executive officers or employees having the title of Vice President or a title more senior thereto or expand the size of the Company Board of Directors; (vii) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee of the Company or any Subsidiary or any of their beneficiaries, except as required to comply with Section 409A of the Code; (viii) terminate (other than for cause) or discontinue the employment of any executive officer or employees of the Company having the title of Vice President or a title more senior thereto; (ix) grant any new Company Stock Rights other than grants, not to exceed 10,000 to any employee or 50,000 in the aggregate, to newly hired employees made in the ordinary course of business consistent with past practice; (x) grant cash awards under any bonus, incentive, performance or other compensation plans or arrangements other than (A) payments to be made in accordance with the terms of the Company’s 2008 bonus plan in respect of the period ending on December 29, 2007, the amount of which payments shall be determined in the ordinary course of business consistent with past practice and (B) determining the goals and objectives of the Company’s 2008 bonus plan for the period of January 1, 2008 through December 31, 2008, which goals and objectives shall be based on the 2008 calendar year and shall be subject to the prior written consent of Parent; or (xi) make any grant under the Company’s employee stock purchase plan;

(d) enter into or make any loans to any of its officers or directors (other than routine advances for business expenses in the ordinary course of business) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Benefit Plan;

(e) adopt any amendments to its certificate of incorporation or by-laws or similar applicable charter documents;

(f) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, issue, sell, grant, pledge, dispose of or encumber, or authorize the issuance, sale, grant, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities, other than:

(A) issuances of shares of Common Stock in respect of any exercise or settlement of any Company Stock Rights, in each case, outstanding on the date hereof or as may be granted after the date hereof as required by existing written agreements or Benefit Plans; and (B) the acquisition of shares of Common Stock from a holder of a Company Stock Rights in satisfaction of withholding obligations or in payment of the exercise price;

(g) except (i) for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (ii) the acquisition of shares of Common Stock from holders of Company Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Options to the extent required under the terms of such Company Options as in effect on the date hereof, or (iii) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of services to the Company or any of its Subsidiaries, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or other securities or any rights, warrants or options to acquire any such shares or other securities;

(h) the Company Board of Directors shall not take actions to accelerate the vesting of any Company Stock Rights as a result of the transactions contemplated hereby;

(i) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material properties or assets, except: (A) in the ordinary course of business consistent with past practice (including, without limitation, licenses to third parties of Intellectual Property of the Company in the ordinary course of business consistent with past practice); or (B) pursuant to existing agreements in effect prior to the execution of this Agreement or renewals thereof in the ordinary course consistent with past practice;

(j) whether or not in the ordinary course of business consistent with past practice, sell, dispose of, license, or otherwise transfer any assets material to the Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any Subsidiaries) (it being understood that this Section 5.1(i) does not prohibit the sale by the Company and its Subsidiaries of their products in the ordinary course of business consistent with past practice);

(k) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and components in the ordinary course of business consistent with past practice;

(l) adopt or implement any stockholder rights plan;

(m) except as permitted by Section 5.2, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company or any of its Subsidiaries;

(n) (i) incur, assume, guarantee, or become obligated with respect to any Indebtedness other than such Indebtedness which existed at September 29, 2007 except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries; (ii) make any new borrowings under any existing Indebtedness of the Company, (iii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iv) make any loans, advances (other than routine advances in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other Person, other than the Company or any of its Subsidiaries, or (v) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices, exchange rates or interest rates;

(o) make any individual capital expenditure or other expenditure with respect to property, plant or equipment in excess of $200,000, or make capital expenditures or other expenditures with respect to property, plant or equipment in excess of $1,000,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than transactions with Affiliates of the Company (other than its Subsidiaries);

(p) make any change in any method of financial or Tax accounting or make or rescind any material Tax election other than changes required by GAAP or applicable Law or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(q) settle or compromise any Tax liability or amend any Tax return;

(r) initiate, compromise or settle any material Legal Proceeding;

(s) open or close any facility or office;

(t) take any action that would cause any Company Compensation Arrangement not to satisfy the requirements of the non-exclusive safe-harbor in Rule 14d-10(d)(2) under the Exchange Act; or

(u) agree, in writing or otherwise, to take any of the foregoing actions.

Section	5.2 No Solicitation; Unsolicited Proposals.

(a) The Company shall not, nor shall it authorize or permit any Subsidiary of the Company or any of their respective Representatives to, directly or indirectly: (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal or any inquiry, proposal or offer that is reasonably likely to lead to an Alternative Proposal (including without limitation (A) approving any transaction under Section 203 of the DGCL, (B) approving any person becoming an “interested stockholder” under Section 203 of the DGCL or (C) granting any amendment, waiver or release of any standstill or similar agreement with respect to the Company or the Shares); (ii) engage, continue or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, or have any discussions (other than solely to state that they are not permitted to have discussions and to refer to this Agreement) with any person relating to, or that is reasonably likely to lead to, an Alternative Proposal; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal; (iv) execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal; or (v) resolve to propose or agree to do any of the foregoing; provided, however, it is understood and agreed that any determination or action by the Company Board of Directors expressly permitted under Section 5.2(b) or (c), or Section 8.1(a)(iii), shall not, in and of itself, be deemed to be a breach or violation of this Section 5.2(a). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.2(a) by any director, officer, legal counsel, financial advisor, accountant or agent of the Company or any of its Subsidiaries, or any willful and knowing violation by any other Representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 5.2(a) by the Company.

(b) Notwithstanding anything to the contrary in Section 5.2(a), at any time prior to the Appointment Time, the Company may, in response to an unsolicited bona fide written Alternative Proposal received after the date hereof that the Company Board of Directors has determined, in good faith, after consultation with its outside counsel and nationally recognized independent financial advisors, constitutes or is reasonably likely to lead to a Superior Proposal, that did not result from a breach of this Section 5.2, and subject to compliance with Section 5.2(e), (i) furnish non-public information with respect to the Company and its Subsidiaries to the person or group making such Alternative Proposal and their Representatives and potential debt and equity financing sources pursuant to a confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (ii) participate in discussions or negotiations with such person or group and their respective Representatives regarding such Alternative Proposal.

(c) Neither the Company Board of Directors nor any committee thereof shall (i) except and to the extent expressly permitted under this Section 5.2(c), withdraw or modify in a manner adverse to Parent or Purchaser, or propose publicly to withdraw or modify in a manner adverse to Parent or Purchaser, the Company Recommendation; (ii) approve, recommend or cause or permit the Company to enter into any letter of intent, agreement in principle, acquisition agreement, option agreement or similar agreement constituting or relating to, or that is intended to be or would reasonably be likely to result in, any Alternative Proposal (other than a confidentiality agreement in compliance with Section 5.2(b)); (iii) adopt, approve, endorse, recommend, or propose publicly to adopt, approve, endorse or recommend, any Alternative Proposal; (iv) withdraw or modify, or propose publicly to withdraw or modify, the approval by the Compensation Committee of the Company Compensation Arrangements as Approved Company Compensation Arrangements for purposes of satisfying the requirements of the non-

exclusive safe-harbor in accordance with Rule 14d-10(d)(2) under the Exchange Act; or (v) resolve to propose or agree to do any of the foregoing. Notwithstanding the foregoing, the Company Board of Directors may withdraw, modify or qualify the Company Recommendation (a “Change of Company Recommendation”) if, prior to the Appointment Time, the Company Board of Directors determines in good faith that (A) in the absence of any breach of the Company’s obligations under this Section 5.2 an unsolicited bona fide written Alternative Proposal received by the Company constitutes a Superior Proposal or (B) other than in response to an Alternative Proposal and following consultation with outside counsel that the exercise of its fiduciary duties so require, but in any such case (whether described by the foregoing clause (A) or clause (B)) (1) only after the third Business Day following Parent’s receipt of written notice (an “Adverse Recommendation Notice”) advising Parent that the Company Board of Directors desires to effect a Change of Company Recommendation (and the manner and timing in which it intends to do so), and the Company provides Parent with a reasonable opportunity to make adjustments in the terms and conditions of this Agreement and negotiates in good faith with Parent with respect thereto during the three Business Day period after Parent has received the Adverse Recommendation Notice, in each case as would enable the Company Board of Directors or committee thereof to proceed with the Company Recommendation; and (2) if such Adverse Recommendation Notice is due to the existence of a Superior Proposal, the Company has complied with the requirements of Section 5.2(e), including without limitation specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and Parent shall not have within three Business Days of the receipt of the Adverse Recommendation Notice made an offer or proposal that the Company Board of Directors determines in good faith (after consultation with its nationally recognized independent financial advisors and outside legal counsel) to be at least as favorable to the Company’s stockholders as such Superior Proposal (with any change to the financial or other material terms of such Superior Proposal requiring a new Adverse Recommendation Notice to the Buyer and a new three Business Day period as described in this paragraph) . Nothing in this Section 5.2(c) shall be deemed to permit the Company to take any action described in clauses (ii), (iii) or (iv) of the first sentence of this Section 5.2(c) unless it has terminated this Agreement pursuant to Section 8.1(a)(iii) and paid to Parent the fees specified in Section 8.2(b).

(d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from: (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pursuant to Rule 14d-9(f) pending disclosure of its position thereunder; or (ii) making any disclosure to its stockholders if the Company Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board of Directors to make such disclosure would be inconsistent with the directors’ fiduciary obligations to the Company’s stockholders under applicable Law.

(e) The Company promptly (and in any event within 24 hours) shall advise Parent orally and in writing of: (i) any Alternative Proposal or any inquiries, proposals or offers reasonably expected to lead to an Alternative Proposal; (ii) any request for information relating to the Company or its Subsidiaries in connection with or reasonably expected to be related to an Alternative Proposal; and (iii) any inquiry or request for discussion or negotiation that would reasonably be expected to result in an Alternative Proposal, including in each case the identity of the person making any such Alternative Proposal, indication, inquiry, offer or request and the material terms and conditions of any such Alternative Proposal, indication, inquiry or offer. The Company shall (i) keep Parent reasonably informed on a current basis of the status (including any material changes to the terms thereof) of any such discussions or negotiations regarding any such Alternative Proposal, indication, inquiry or offer or any material developments relating thereto, (ii) provide to Parent promptly (and in any event within 24 hours) after receipt or delivery thereof copies of all correspondence and other written materials, including those provided by electronic mail, sent or provided to the Company from any third party or sent or provided by the Company to any third party that include the terms or conditions of any such Alternative Proposal or any financing in connection with any Alternative Proposal and (iii) if Parent shall make a counterproposal, consider in good faith the terms of such counterproposal (the Company agreeing that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing any such information to Parent, except to the extent that any third party’s debt financing sources shall have imposed confidentiality restrictions on the Company with respect to the interest rates or specific pricing terms of such debt financing). The Company shall provide or make available to Parent (subject to the Confidentiality Agreement) any non-public information concerning the Company or any of its Subsidiaries not previously provided to Parent contemporaneously with providing any such information to any person making an Alternative Proposal or its Representatives.

(f) The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Alternative Proposal. The Company shall direct that all copies of all nonpublic information it or its Subsidiaries and its and their Representatives have distributed on or prior to the date of this Agreement to other potential purchasers be returned to the Company or destroyed (with a certification as to such destruction by a responsible officer) as soon as possible.

(g) As used in this Agreement, “Alternative Proposal” shall mean any inquiry, proposal or offer made by any person for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, tender offer, dissolution, liquidation or similar transaction involving the Company or any of its Subsidiaries; (ii) the acquisition by any person of 15% or more of the consolidated total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, or (iii) the acquisition by any person of 15% or more of the outstanding shares of Common Stock or equity securities of any Subsidiary.

(h) As used in this Agreement, “Superior Proposal” shall mean a bona fide, unsolicited Alternative Proposal on terms that the Company Board of Directors determines in good faith, after consultation with the Company’s nationally recognized, independent financial advisors and outside legal counsel, and taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement), to be more favorable to the Company stockholders than the transactions contemplated by this Agreement; provided that for purposes of the definition of “Superior Proposal”, the references to “15% or more” in the definition of Alternative Proposal shall be deemed to be references to “all or substantially all”; and provided further that no Alternative Proposal shall be deemed a Superior Proposal if any financing required to consummate such Alternative Proposal is not committed.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section	6.1 Notification of Certain Matters.

The Company shall give prompt notice to Parent and Purchaser and Parent and Purchaser shall give prompt notice to the Company, of: (a) the occurrence or non-occurrence of any fact or event whose occurrence or non-occurrence, as the case may be, would be reasonably likely to cause either: (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time as if such representation or warranty was made at such time (except to the extent such representation or warranty refers to a specific date); or (ii) any condition or requirement set forth in Annex I to be unsatisfied at any time from the date hereof to the Appointment Time as if such condition or required was required to be satisfied at such time (except to the extent it refers to a specific date); and (b) any material failure of the Company, Purchaser or Parent, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.1 shall not (except to the extent that the failure to deliver such notice, standing alone, would otherwise constitute a breach of this Agreement) prevent or cure any breach of this Agreement, limit or otherwise affect the remedies available hereunder to the party receiving such notice, the representations or warranties of the parties or the conditions to the obligations of the parties hereto. Each of the Company, Parent and Purchaser shall give prompt notice to the other parties hereof of any notice or other communications from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company shall promptly inform Parent if at any time prior to the Closing any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Schedule TO or a supplement to the Offer Documents or the Proxy Statement.

Section	6.2 Access.

(a) From the date of this Agreement until the Effective Time, the Company shall:

(i) upon reasonable prior notice, give Parent and Purchaser, their officers and a reasonable number of their employees and their authorized representatives, reasonable access during normal business hours and as coordinated through the Company’s Chief Financial Officer to the Company’s properties, contracts, commitments, books and records;

(ii) furnish Parent and Purchaser on a timely basis with such financial and operating data and other information with respect to the business, properties and Company Agreements of the Company as Parent and Purchaser may from time to time reasonably request and use its reasonable best efforts to make available at all reasonable times during normal business hours to the officers, employees, accountants, counsel, financing sources and other representatives of Parent and Purchaser the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company’s business, properties, prospects and personnel as Parent or Purchaser may reasonably request. In addition, the Company shall furnish promptly to Parent: (x) a copy of each material report, schedule, statement and other document submitted or filed by it with any Governmental Entity; and (y) the internal or external reports prepared by it in the ordinary course that are reasonably required by Parent promptly after such reports are made available to the Company’s personnel;

(iii) no later than 20 days following the end of each calendar month, provide Parent the unaudited consolidated balance sheet of the Company as of the end of the most recently completed calendar month and the related unaudited consolidated statements of income for the period from beginning of the Company’s then current fiscal year until then end of such month; and

(iv) within two Business Days of any request therefor, provide to Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Common Stock would be entitled under Section 220 of the DGCL (assuming such holder met the requirements of such section).

(b) No investigation heretofore conducted or conducted, or knowledge or information obtained, pursuant to this Section 6.2 or otherwise shall affect any representation or warranty made by the parties hereunder or any conditions to the obligations of the parties hereunder or any condition or requirement set forth in Annex I.

(c) Parent and Purchaser hereby agree that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Evaluation Information”, as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of October 23, 2007, between the Company and Parent (the “Confidentiality Agreement”).

Section	6.3 Consents and Approvals.

(a) Each of the Company, Parent and Purchaser shall use its reasonable best efforts to: (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to cause the fulfillment of all conditions to the Transactions and to consummate and make effective the Transactions as promptly as practicable; (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, clearances, approvals, waiting period terminations, authorizations or orders required to be obtained or made by Parent, Purchaser or the Company or any of their respective Subsidiaries, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions; (iii) make or cause to be made the applications or filings required to be made by Parent, Purchaser or the Company or any of their respective Subsidiaries under or with respect to the HSR Act or any other applicable Laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and pay any fees due in connection with such applications or filings (it being understood that the Company and Parent shall each pay one-half of such fees), as promptly as is reasonably practicable, and in any event within five Business Days, with respect to applications or filings under the HSR Act, and within 10 Business Days, with respect to applications or filings under any other competition Laws, after the date hereof or sooner if required by Law; (iv) comply at the earliest practicable date with any request under or with respect to the HSR Act and any such other applicable Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in connection with such applications or filings or the Transactions; and (v) reasonably coordinate and cooperate with each other party in the making of any applications or filings (including furnishing any information the other party may require in order to make any such application or filing), or obtaining any approvals, required in connection with the Transactions under the HSR Act or any other competition Laws. Notwithstanding anything to the contrary, neither Parent nor Purchaser (nor any of their respective Affiliates) shall have any obligation to (A) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, holding separate, license or other disposition of any assets or businesses (including any assets or business of the Company or any of its Subsidiaries); or (B) otherwise take or commit to take any actions that would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets. Neither the Company nor any of its Subsidiaries shall become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its affiliates, unless such requirement, condition, understanding, agreement or order is binding on the Company only in the event that the Closing occurs. Each of the Company and Parent shall promptly inform the other of any material communication with, and proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such application or filing. If a party hereto intends to participate in any meeting or conference call with any Governmental Entity in respect to any such filings, investigations or other inquiry, then such party shall give the other party reasonable prior notice of such meeting or conference call and invite Representatives of the other party to participate in the meeting or conference call with the Governmental Entity unless prohibited by such Governmental Entity.

(b) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable best efforts to obtain any third party consents required in connection with the Transactions; provided, however, that the Company and Parent shall reasonably coordinate and cooperate in determining whether any actions, notices, consents, approvals or waivers are required to be given or obtained, or should be given or obtained, from parties to any Company Material Contracts in connection with consummation of the Transactions and seeking any such actions, notices, consents, approvals or waivers. Notwithstanding the foregoing, neither the Company, Parent nor Purchaser shall be required to make any material payment to any third party or agree to any material limitation on the conduct of its business, in order to obtain any such consent.

(c) From the date of this Agreement until the consummation of the Offer, each of Purchaser and the Company shall promptly notify the other in writing of any pending or, to the knowledge of Purchaser or the Knowledge of the Company (as the case may be), threatened Legal Proceeding: (i) challenging or seeking material damages in connection with the Transactions; or (ii) seeking to restrain or prohibit the consummation of the Transactions or otherwise limit in any material respect the right of Purchaser or any affiliate of Purchaser to own or operate all or any portion of the businesses or assets of the Company. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such litigation and shall consider Parent’s views with respect to such litigation and shall not settle any such litigation without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Company shall not be required to provide any notice or information to Parent the provision of which the Company in good faith determines would reasonably be expected to adversely affect the Company’s or any other Person’s attorney client or other privilege with respect to such information.

(d) If any Legal Proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the Transactions as violative of any applicable Law, each of the Company and Purchaser shall, and shall cause their respective affiliates to, reasonably cooperate and use their reasonable best efforts to contest and resist, except insofar as the Company and Purchaser may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Transactions.

(e) Parent shall vote all of the shares of capital stock of Purchaser beneficially owned by it, or sign a written consent in lieu of a meeting of the stockholders of Purchaser, in favor of the adoption of this Agreement in accordance with applicable Law.

Section	6.4 Publicity.

So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective controlled affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger or this Agreement without the prior consent of the other party, unless such party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the party seeking to issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger or this Agreement shall not be required to provide any such review or comment to the other party in connection with any disclosure contemplated by Section 5.2. The Company and Parent agree to issue a joint press release announcing this Agreement.

Section	6.5 Directors’ and Officers’ Insurance and Indemnification.

(a) Parent and Purchaser agree that all rights to exculpation, indemnification and advancement of expenses from the Company or any of its Subsidiaries now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement shall, solely with respect to acts or omissions prior to the Effective Time, survive the Transactions and shall continue in full force and effect. For a period of six years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect, solely with respect to acts or omissions prior to the Effective Time, the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificates of incorporation and by-laws or similar organization documents as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder, solely with respect to acts or omissions prior to the Effective Time, of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”); provided, however, that all rights to indemnification in respect of any action pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.5.

(b) For a period of six years from the Effective Time, Parent shall cause to be maintained in effect directors’ and officers’ liability insurance and fiduciary liability insurance coverage with respect to matters arising at or before the Effective Time providing coverage no less favorable to the directors and officers of the Company and its Subsidiaries than the coverage provided by such policies on the date of this Agreement. At Parent’s option, in lieu of such insurance, following the Effective Time the Surviving Corporation may purchase a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising at or before the Effective Time. If such “tail” policy is obtained, no party shall have any further obligation to purchase or pay for any insurance pursuant to this Section 6.5.

(c) Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in successfully enforcing the obligations provided in this Section 6.5

(d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 6.5 shall survive the consummation of the Transactions and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns transfers all or substantially all of its properties and assets to any person it shall make proper provision so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the respective obligations of Parent or the Surviving Corporation set forth in this Section 6.5.

Section	6.6 State Takeover Laws.

If any “control share acquisition”, “fair price” or other anti-takeover Laws enacted under state or federal Laws becomes or is deemed to become applicable to the Company, the Offer, the acquisition of Shares pursuant to the Offer, the Merger or any other Transaction, then the Company Board of Directors shall take all action necessary to eliminate or minimize the effects of such status or regulations on the Offer, the Merger or the Transactions.

Section	6.7 Certain Tax Matters.

During the period from the date hereof to the Effective Time, the Company shall: (i) timely (taking into account any extension of time within which to file) file all material Tax Returns required to be filed by the Company or any of its Subsidiaries and prepare such Tax Returns in all material respects in a manner consistent with past practice; (ii) timely pay all Taxes shown as due on such Tax Returns, except for such Taxes contested in good faith and for which an adequate reserve has been established in accordance with GAAP on the appropriate financial statements; and (iii) promptly notify Parent of any federal or state income or franchise, or other material Tax, suit claim, action, investigation, proceeding or audit pending against or involving the Company or any of its Subsidiaries in respect of any Tax matters (or any significant developments with respect to ongoing Tax matters), including without limitation material Tax liabilities and material refund claims.

Section	6.8 Section 16.

Prior to the Effective Time, the Company may take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be duly approved for purposes of Section 16(b) of the Exchange Act or exempt thereunder. Provided that the Company shall first provide to Parent the names of its stockholders and the number of shares of Common Stock or Company Options which may be subject to Section 16(b) of the Exchange Act and any other information reasonably requested by Parent and relating to the same, the Board of Directors of Parent, or an authorized committee thereof, shall, prior to the Effective Time, take appropriate action to approve, for purposes of Section 16(b) of the Exchange Act, the issuance of the Merger Consideration to holders of Company Options in accordance with Section 2.5.

Section	6.9 Obligations of Purchaser.

Parent hereby guarantees Purchaser’s obligations under this Agreement and agrees to be liable for any breach of this Agreement by Purchaser.

Section	6.10 Employee Benefits Matters.

(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, honor all Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, provided that nothing in this Agreement shall prohibit the amendment or termination of any such Benefit Plans, Foreign Plans, arrangements and agreements in accordance with their terms and applicable Law. For a period of 12 months following the Effective Time, Parent shall provide, or shall cause to be provided, to each current employee and former employee of the Company and its Subsidiaries (“Company Employees”) compensation and benefits that are no less favorable, in the aggregate, than the compensation and benefits provided to Company Employees immediately prior to the Effective Time. Parent also shall cause the Surviving Corporation to perform the Company’s obligations under the change in control and other agreements between the Company and certain of its officers and employees unless any such officer or employee agrees otherwise.

(b) Company Employees shall continue to participate in the Benefit Plans or Foreign Plans following the Effective Time unless and until Parent chooses to have some or all of the Company Employees participate in one or more New Plans. If and to the extent Company Employees are permitted to become participants in one or more New Plans, then for purposes of vesting, waiting period, eligibility to participate, and level of benefits under such New Plans, each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of time. To the extent permitted under the applicable New Plan, for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and, to the extent permitted by the applicable New Plan or otherwise practicable without adverse tax consequences, Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Benefit Plan in which such Company Employee participated immediately before the consummation of the Transactions ending on the date such employee’s participation in the corresponding New Plan begins, and overlapping with the portion of the current plan year of such New Plan which has elapsed prior to such participation date, to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) The Company may pay each Company Employee employed as of immediately prior to December 29, 2007 and then participating in the Company’s 2008 fiscal year bonus plan, and any former Company Employee terminated by, or pursuant to an agreement with, the Company or its Subsidiaries, that remains eligible to participate in such plan to the extent permitted by the terms of such plan, and at the earlier of the Effective Time or the times, consistent with past practices, in which the Company would ordinarily make payment pursuant to its 2008 fiscal year bonus plan for the period ending December 29, 2007, the Company

Employee’s bonus entitlement under all such plan as of December 29, 2007. As of the date of this Agreement, the Company shall adjust such bonus plan and its targets and objectives so that the bonus period will begin January 1, 2008 and end December 31, 2008. Bonus payments hereunder shall be calculated without taking into account any expenses or costs associated with or arising as a result of transactions contemplated by this Agreement or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement not occurred.

(d) Parent hereby acknowledges that at the Effective Time a “change of control” (or similar phrase) shall occur within the meaning of the Company Stock Plans (and award agreements thereunder) and the Benefit Plans and the Foreign Plans, as applicable, including without limitation the employee change of control agreements.

(e) The Company and its Subsidiaries will, at the request of Parent prior to the Closing Date, take all action necessary to terminate any Benefit Plan subject to Section 401(k) of Code prior to the Closing on terms reasonably satisfactory to Parent.

(f) Notwithstanding the foregoing, Parent, Surviving Corporation, and their Affiliates shall not be prohibited by this Section 6.10 from treating the employees as at-will employees (subject to any contrary employment agreements or applicable Law), or terminating or transferring or changing the terms of the employment of any employee, or adopting, amending, or terminating any benefit plan or other compensatory arrangement. No provision of this Section 6.10 shall create any third party beneficiary rights in any employee or any current or former director or consultant of the Company or any of its Subsidiaries in respect of continued employment (or resumed employment) or any other matter.

Section	6.11 Standstill Agreements; Confidentiality Agreements.

During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective Subsidiaries is a party, other than client and customer agreements entered into by the Company or its Subsidiaries in the ordinary course of business consistent with past practice. During such period, the Company shall use reasonable best efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by using reasonable best efforts to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

ARTICLE VII

CONDITIONS

Section	7.1 Conditions to Each Party’s Obligations to Effect the Merger.

The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been adopted by the holders of a majority of the then outstanding Shares, if required by applicable Law.

(b) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger and no temporary restraining order, preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by any Governmental Entity shall be in effect, which would make the acquisition or holding by Parent or its subsidiaries of the Shares or shares of common stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger.

(c) Purchase of Shares in Offer. Purchaser shall have accepted for payment and paid for, or caused to be accepted for payment and paid for, all Shares validly tendered and not withdrawn pursuant to the Offer (including pursuant to any “subsequent offer period” provided by Purchaser pursuant to this Agreement).

(d) Antitrust. Any waiting period (and any extension thereof) under the HSR Act or under any similar foreign statutes or regulations applicable to the Merger, and in the case of foreign statutes, the failure to comply with which would have a Company Material Adverse Effect, shall have expired or terminated, or, where applicable, approval has been obtained.

ARTICLE VIII

TERMINATION

Section	8.1 Termination.

(a) This Agreement may be terminated and the Transactions may be abandoned at any time before the Appointment Time:

(i) by either Parent (by action duly authorized by Parent Board of Directors, or an authorized committee thereof) or the Company (by action of the Company Board of Directors):

(1) if there has been a breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach, either individually or in the aggregate with all such other breaches: (A) in the case of breach by the Company would result in any condition or requirement set forth in subsections (c),(d),(e) or (f) of Annex I not being satisfied; and (B) in the case of a breach by Parent or Purchaser, shall have had or is reasonably like to have, individually or in the aggregate, a material adverse effect upon Parent or Purchaser’s ability to consummate the Offer or Merger; provided that, in either case (I) such breach cannot be cured or such condition cannot be satisfied or (II) such breach is not cured or such condition is not satisfied within 30 days after the receipt of notice thereof by the defaulting party from the non-defaulting party where such defaulting party continues to exercise commercially reasonable efforts to cure such breach or satisfy such condition (it being understood and agreed that this Agreement may not be terminated pursuant to this Section 8.1(a)(i)(l) by any party that is then in material breach of any representation, warranty, covenant or agreement in this Agreement);

(2) if Purchaser shall not have accepted for payment and paid for all Shares tendered pursuant to the Offer in accordance with the terms thereof on or before May 31, 2008 (the “Outside Date”); provided, however, that the right to terminate this

Agreement pursuant to this Section 8.l(a)(i)(2) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, Purchaser’s failure to accept for payment and pay for all Shares tendered pursuant to the Offer on or prior to the Outside Date; or

(ii) by Parent if: (1) the Company Board of Directors or any committee thereof shall have effected a Change of Company Recommendation (whether or not in compliance with Section 5.2); (2) the Company Board of Directors or any committee thereof shall have recommended (or proposed to recommend) any Alternative Proposal (whether or not a Superior Proposal); (3) an Alternative Proposal (whether or not a Superior Proposal) other than the Offer or Merger shall have been published, sent or given to the holders of Shares and promptly (and in any event within 10 Business Days), the Company shall not have made or sent to the holders of Shares, pursuant to Rule 14e-2 under the Exchange Act or otherwise, a statement unconditionally reaffirming the Company Board Recommendation and unconditionally recommending that such holders reject such Alternative Proposal and not tender any Shares into such Alternative Proposal if made in the form of a tender or exchange offer; (4) the Company shall have failed to include the Company Recommendation in the Schedule 14D-9 or to permit Parent and Purchaser to include the Company Recommendation in the Offer Documents; (5) the Company or Compensation Committee withdraws or modifies, or proposes to withdraw or modify, the approval by the Compensation Committee of the Company Compensation Arrangements as Approved Company Compensation Arrangements for purposes of satisfying the requirements of the non-exclusive safe-harbor in accordance to Rule 14d-10(d)(2) under the Exchange Act; or (6) the Company Board of Directors or any committee thereof shall have resolved to do any of the foregoing (each, a “Company Adverse Recommendation Change”); or

(iii) by the Company, immediately prior to entering into a definitive agreement with respect to a Superior Proposal, provided that: (1) the Company has not breached or violated the terms of Section 5.2 hereof; (2) subject to the terms of this Agreement, the Company Board of Directors has effected a Change of Company Recommendation in response to such Superior Proposal pursuant to and in compliance with Section 5.2 (including the notice and negotiation provisions of Section 5.2(c)) and authorized the Company to enter into such definitive agreement for such Superior Proposal (which authorization may be subject to termination of this Agreement); (3) immediately prior to the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 8.2(b) hereof; and (4) immediately following the termination of this Agreement, the Company enters into such definitive agreement to effect such Superior Proposal.

(b) This Agreement may be terminated and the Transactions may be abandoned and terminated at any time before the Effective Time, whether before or after stockholder approval thereof:

(i) if a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the Transactions; or

(ii) by mutual written consent of Parent and the Company duly authorized by the Company Board of Directors and Parent Board of Directors, or authorized committee thereof.

Section	8.2 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and there shall be no liability or obligation on the part of Parent, Purchaser or the Company arising pursuant to this Agreement, except (i) as set forth in Section 6.4, Section 8.2 and Sections 9.3 through 9.14, (ii) nothing herein shall relieve any party from liability for fraud or any willful or intentional material breach of this Agreement and (iii) the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

(b) Termination Fee.

(i) If Parent terminates this Agreement pursuant to Section 8.1(a)(ii) or pursuant to Section 8.1(a)(i)(1) as a result of the Company’s willful breach of Section 5.2, then the Company shall pay to Parent promptly, but in no event later than two Business Days after the date of such termination, a termination fee of $14,900,000 in cash (the “Termination Fee”).

(ii) If the Company terminates this Agreement pursuant to Section 8.1(a)(iii), prior to and as a condition to the effectiveness of such termination, the Company shall pay to Parent the Termination Fee.

(iii) If: (A) Parent or the Company shall have terminated this Agreement pursuant to Section 8.1(a)(i)(2) as a result of the failure to satisfy the Minimum Condition; and (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement, an Alternative Proposal shall have been publicly announced; and (C) concurrently with, or within 12 months following such termination, the Company enters into a definitive agreement to consummate, or consummates, a Third Party Acquisition Event, then, the Company shall pay to Parent on or prior to the consummation of such Third Party Acquisition Event, the Termination Fee.

(iv) Upon payment of the Termination Fee, the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent, Purchaser, or their respective shareholders.

(c) The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion. Except to the extent required by applicable Law, the Company shall not withhold any withholding taxes on any payment under this Section 8.2.

(d) The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions contemplated by this Agreement and that without such provisions, Parent and Purchaser would not have entered into this Agreement. If the Company fails to pay the Termination Fee and Parent or Purchaser commences a suit which results in a judgment against the Company for the Termination Fee, the Company shall pay Parent and Purchaser their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the amounts set forth in Section 8.2(b) hereof at the prime rate of Citibank N.A. In effect on the date such payment was required to be made. Likewise, if the Company fails to pay the Termination Fee and Parent or Purchaser commences a suit which results in a judgment against Parent and Purchaser, Parent shall pay the Company its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit.

ARTICLE IX

MISCELLANEOUS

Section	9.1 Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of stockholders of the Company contemplated hereby, by written agreement of the parties hereto (by action taken by their respective Boards of Directors); provided, however, that after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein: (i) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable; (ii) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section	9.2 Non-survival of Representations and Warranties.

None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Appointment Time. This Section 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section	9.3 Expenses.

Except as expressly set forth in Section 8.2(b), all fees, costs and expenses incurred in connection with this Agreement, the Offer and the Merger shall be paid by the party incurring such fees, costs and expenses; provided, however, that Parent and the Company shall each bear one half (1/2) of the (i) filing fees paid by Parent or the Company in connection with filing, permits, authorizations, consents and approvals as may be required under the HSR Act and any applicable foreign competition Law; and (ii) the out of pocket fees and expenses of Parent and the Company incurred in connection with the preparation, printing and mailing of the Offer Documents and Schedule 14D-9.

Section	9.4 Notices.

Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

Teradyne, Inc.

700 Riverpark Drive

North Reading, Mass. 01864

Attention: Eileen Casal, V.P. & General Counsel

Fax: (978) 370-2290

with a copy (which shall not constitute notice) to:

WilmerHale

60 State Street

Boston, Massachusetts 02109

Facsimile: (617) 526-5000

Attention: Jay E. Bothwick

To the Company:

Nextest Systems Corporation

875 Embedded Way

San Jose, CA 95138

Attention: Chief Executive Officer

Fax (408) 960-7661

with a copy (which shall not constitute notice) to:

Heller Ehrman LLP

333 Bush Street

San Francisco, California 94104

Facsimile: (415) 772-6268

Attention: Sheryl L.R. Miller

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section	9.5 Certain Definitions.

For the purposes of this Agreement, the term:

“Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Business Days” means any day, other than Saturday, Sunday or a United States federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Pacific time.

“Company Material Adverse Effect” means a fact, event, effect, change, circumstance or development that, individually or in the aggregate with all other facts, events, effects, changes, circumstances or developments occurring or existing prior to the determination of a Company Material Adverse Effect, has a material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (b) the ability of the Company to consummate the Transactions, but shall not include: (i) events or effects relating to or resulting from: (A) changes in general economic or political conditions or the securities, credit or financial markets to the extent such changes do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the Company’s industry peers; (B) changes or developments in the industries in which the Company and its Subsidiaries operate to the extent such changes or developments do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the Company’s industry peers; (C) changes in Law following the date of this Agreement to the extent such changes do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the Company’s industry peers; (D) the announcement, negotiation, existence or performance of this Agreement or the Transactions (including the loss or departure of employees or adverse developments in relationships with customers, suppliers, distributors, financing sources, strategic partners or other business partners), but not, for the avoidance of doubt, any breach or violation resulting from the Company’s execution, delivery and performance of this Agreement or the consummation of the Transactions; (E) the taking of any action required by this Agreement or that Parent has requested or to which Parent has expressly consented; (F) any acts of terrorism or war to the extent such acts do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the Company’s industry peers; (G) changes after the date of this Agreement in generally accepted accounting principles or the interpretation thereof; or (H) any litigation relating directly and primarily to the announcement, negotiation, execution or performance of this Agreement or the Transactions; or (ii) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period, in and of itself (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred). For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect.

“Company Property” means any real property, plant, building or facility and improvements, now or heretofore, owned, leased or operated by the Company, its Subsidiaries or any of their respective predecessors.

“Company Stock Plans” mean collectively the Company’s 1998 Equity Incentive Plan, 2006 Equity Incentive Plan and Employee Stock Purchase Plan.

“Company Stock Rights” mean RSUs, Restricted Stock and Company Options.

“Contamination” means the presence of, or Release on, under, from or to, any property of any Hazardous Material, except the routine storage and use of Hazardous Materials from time to time in the ordinary course of business consistent with past practice, in compliance with Environmental Laws and in compliance with good commercial practice.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued under any such Environmental Law, including, without limitation: (A) any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings by Governmental Entities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law; and (B) any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury to the environment or as a result of exposure to Hazardous Materials.

“Environmental Law” means any federal, state, foreign or local statute, law, rule, regulation, ordinance, code or rule of common law and any judicial or administrative interpretation thereof binding on the Company or its operations or property as of the date hereof and Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, Hazardous Materials, worker safety or exposure of any Person to Hazardous Materials including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. sec. 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. sec. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq.; the Clean Air Act, 42 U.S.C. sec. 7401 et seq.; Oil Pollution Act of 1990, 33 U.S.C. sec. 2701 et seq.; the Safe Drinking Water Act, 42 U.S.C. sec. 300f et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. sec. 5101 et seq.; the Occupational

Safety and Health Act of 1970, 29 U.S.C. sec. 651 et seq., and all similar or analogous foreign, state, regional or local statutes, secondary and subordinate legislation, and directives, and the rules and regulations promulgated thereunder.

“Hazardous Materials” means: (i) any petroleum or petroleum products, radioactive materials, asbestos in any form, polychlorinated biphenyls and radon gas; and (ii) any chemicals, materials or substances regulated or defined under any applicable Environmental Law.

“Knowledge” will be deemed to be the actual knowledge of each of the individuals listed in Schedule 9.5.

“Laws” means any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“New Plans” means the open, active employee benefit plans of Parent and its Subsidiaries in which Company Employees are made eligible to participate by Parent.

“Parent Stock” means the common stock, par value $0.125 per share, of Parent.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, migrating, emptying or seeping into or upon any land or water or air, or otherwise entering into the environment.

“Representatives” means a Person’s officers, directors, employees, accountants, consultants, legal counsel, financial advisors and agents and other advisors or representatives.

“Restricted Stock” means each unvested Share subject to restrictions and forfeiture granted pursuant to the Company Stock Plans.

“RSU” means Restricted Stock Unit granted pursuant to the Company Stock Plans.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which: (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; or (ii) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Claim” means any audit, investigation, litigation or other proceeding conducted by or with any Governmental Entity with respect to Taxes.

“Tax Return” means any return, report, certificate, form or similar statement or document or other communication required or permitted to be supplied to, or filed with, a Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Third Party Acquisition Event” means the consummation of an Alternative Proposal; provided, that the consummation of such Alternative Proposal results in the acquisition by any third party of: (i) a majority of the outstanding Shares; or (ii) a majority (by number of shares or voting power) of the outstanding capital stock of the Company; or (iii) a majority of the assets (including the capital stock or assets of any Subsidiary) of the Company.

Section	9.6 Terms Defined Elsewhere.

The following terms are defined elsewhere in this Agreement, as indicated below:

“Adverse Recommendation Notice”	Section 5.2(c)
“Agreement”	Introduction
“Appointment Time”	Section 1.3(a)
“Appraisal Rights”	Section 2.3(a)
“Alternative Proposal”	Section 5.2(g)
“Approved Company Compensation Arrangement”	Section 3.25
“Balance Sheet Date”	Section 3.8
“Benefit Plans”	Section 3.11(a)
“Certificate of Merger”	Section 1.5
“Certificates”	Section 2.2(b)
“Change of Company Recommendation”	Section 5.2(c)
“Closing”	Section 1.6
“Closing Date”	Section 1.6
“Code”	Section 2.2(e)
“Common Stock”	Section 3.2(a)
“Company”	Introduction

“Company Adverse Recommendation Change”	Section 8.1(a)(ii)
“Company Agreements”	Section 3.5
“Company Board of Directors”	Recitals
“Company Bylaws”	Section 1.3(a)
“Company Certificate”	Section 1.3(a)
“Company Compensation Arrangement”	Section 3.25
“Company Disclosure Schedule”	Article III
“Company Employees”	Section 6.10(a)
“Company Financial Advisor”	Section 3.20
“Company Governing Documents”	Section 1.3(a)
“Company Intellectual Property”	Section 3.15(c)
“Company Material Contract”	Section 3.13(a)
“Company Options”	Section 2.5(a)
“Company Permits”	Section 3.17(c)
“Company Recommendation”	Section 1.2(a)
“Company SEC Documents”	Section 3.6
“Compensation Committee”	Section 3.25
“Confidentiality Agreement”	Section 6.2(c)
“Continuing Directors”	Section 1.3(a)
“Designated SEC Documents’	Article III
“DGCL”	Recitals
“Dissenting Shares”	Section 2.3(a)
“Effective Time”	Section 1.5
“Equity Award Exchange Ratio”	Section 2.5(a)
“Equity Interests”	Section 3.2(d)
“ERISA”	Section 3.11(a)
“ERISA Affiliate”	Section 3.11(a)
“Evaluation Material”	Section 6.2(d)
“Exchange Act”	Section 1.1(a)
“Expiration Date”	Section 1.1(d)
“Financial Statements”	Section 3.6
“Foreign Plans”	Section 3.11(a)
“GAAP”	Section 3.6
“Governmental Entity”	Section 3.5
“HSR Act”	Section 3.5
“HSR Condition”	Annex I
“Indebtedness”	Section 3.13(c)
“Indemnified Parties”	Section 6.5(a)
“Initial Expiration Date”	Section 1.1(d)
“Intellectual Property”	Section 3.15(a)
“Legal Proceeding”	Section 3.10
“Merger”	Recitals
“Merger Agreement”	Annex I
“Merger Consideration”	Section 2. l(c)
“Minimum Condition”	Section 1.1(a)
“Nasdaq”	Section 1.3(a)

“Offer”	Recitals
“Offer Documents”	Section 1.1(h)
“Offer Price”	Recitals
“Offer to Purchase”	Section 1.1(c)
“Outside Date”	Section 8.1(a)(i)
“Parent”	Introduction
“Paying Agent”	Section 2.2(a)
“Permitted Liens”	Section 3.14
“Preferred Stock”	Section 3.2(a)
“Proxy Statement”	Section 1.9(a)
“Purchaser”	Introduction
“Purchaser Common Stock”	Section 2.1
“Registered Intellectual Property”	Section 3.15(d)
“Regulation M-A”	Section 1.1(h)
“Sarbanes-Oxley Act”	Section 3.6
“Schedule 14D-9”	Section 1.2(b)
“Schedule TO”	Section 1.1(h)
“SEC”	Section 1.1(h)
“Securities Act”	Section 3.6
“Shares”	Recitals
“Short Form Threshold”	Section 1.10
“Special Meeting”	Section 1.9(b)(i)
“Stockholder Agreement”	Recitals
“Superior Proposal”	Section 5.2(h)
“Surviving Corporation”	Section 1.4(a)
“Termination Fee”	Section 8.2(b)
“Trade Secrets”	Section 3.15(a)
“Transactions”	Recitals
“Voting Debt”	Section 3.2(a)
“90% Top-Up Closing”	Section 2.4(c)
“90% Top-Up Exercise Notice”	Section 2.4(c)
“90% Top-Up Notice Date”	Section 2.4(c)
“90% Top-Up Notice Receipt”	Section 2.4(c)
“90% Top-Up Option”	Section 2.4(a)
“90% Top-Up Option Shares”	Section 2.4(a)

Section  9.7    Interpretation.

When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”. As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. All references to this Agreement shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the DGCL). The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section  9.8    Counterparts.

This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

Section  9.9    Entire Agreement; No Third-Party Beneficiaries.

This Agreement (including the Company Disclosure Schedule and the Confidentiality Agreement):

(a) constitutes the entire agreement (including, without limitation, the only representations and warranties) among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and

(b) except as provided in Section 6.5, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section  9.10    Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer or the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Offer and the Merger are fulfilled to the extent possible.

Section  9.11    Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if no such state court has proper jurisdiction, the Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware Court of Chancery or, if no such state court has proper jurisdiction, then in such Federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware Court of Chancery or Federal court; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware Court of Chancery or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law. Each party hereto agrees not to commence any legal proceedings relating to or arising out of this Agreement or the Transactions in any jurisdiction or courts other than as provided herein.

Section  9.12    Waiver of Jury Trial.

EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE OFFER AND MERGER CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (C) IT MAKES SUCH WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section  9.13    Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section  9.14    Enforcement; Remedies.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled seek an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section  9.15    Headings.

Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PARENT:

TERADYNE, INC.

By
Name:
Title:

PURCHASER:

NAC EQUIPMENT CORPORATION

By
Name:
Title:

COMPANY:

NEXTEST SYSTEMS CORPORATION

By
Name:
Title:

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

ANNEX I

Notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in the Merger Agreement, and in addition to (and not in limitation of) Purchaser’s rights and obligations to extend or amend the Offer in accordance with the provisions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, Purchaser shall not be required to accept for payment or pay for, and may delay the acceptance for payment of or, subject to the restrictions referred to above, the payment for, any validly tendered Shares if (i) the Minimum Condition shall not have been satisfied at any then scheduled Expiration Date; (ii) any waiting period under the HSR Act or under any applicable foreign antitrust Law applicable to the transactions contemplated by the Merger Agreement has not expired or terminated prior to the termination or expiration of the Offer at or prior to any then scheduled Expiration Date (the “HSR Condition”) or (iii) any of the following events has occurred and be continuing at the scheduled Expiration Date:

(a) there shall be instituted or pending any suit, action or proceeding by any Governmental Entity (i) challenging or seeking to challenge, or which would reasonably be expected to make illegal or otherwise directly or indirectly restrain or prohibit the transactions contemplated by the Merger Agreement, including the Offer and the Merger, or seeking to obtain from the Company or (to the extent it relates to the transactions contemplated by the Merger Agreement, including the Offer or the Merger) Parent, Purchaser or any of their respective affiliates, any material damages, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or Purchaser of all or any material portion of the business or assets of the Company and its Subsidiaries or (to the extent it relates directly to the transactions contemplated by the Merger Agreement, including the Offer or the Merger) of Parent and its affiliates, (iii) seeking to compel the Company, Parent or Purchaser to dispose of or to hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or (to the extent it relates to the transactions contemplated by the Merger Agreement, including the Offer or the Merger) of Parent or any of its affiliates, (iv) seeking to impose any material limitation on the ability of the Company, Parent or Purchaser to conduct the business or own the assets or the Company or any of its Subsidiaries or (to the extent it relates to the transactions contemplated by the Merger Agreement, including the Offer or the Merger) of Parent or any of its affiliates, (v) seeking to impose limitations on the ability of Parent or Purchaser to acquire or hold, or to exercise full rights of ownership of any of the Shares, including the right to vote such Shares on all matters properly presented to the Company’s stockholders, or (vi) seeking to require divestiture by Parent or Purchaser of all or any of the Shares;

(b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, promulgated, entered, enforced, amended or issued, by any Governmental Entity, which is applicable to or deemed applicable by a Governmental Entity to (x) Parent, Purchaser, the Company or any Subsidiary or (y) the Offer, the Merger or the Merger Agreement, other than the routine application to the Offer, the Merger or the transactions contemplated by the Merger Agreement of the waiting period provisions under the HSR Act, that result in, or would reasonably be expected to result in, directly or indirectly, any of the consequences referred to in paragraph (a) above;

(c) (i) any of the representations and warranties of the Company contained in Sections 3.2(a), 3.2(d), 3.2(g), 3.3 or 3.4 shall not be true and correct in all material respects, each as of the date hereof and as of the Expiration Date of the Offer with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), or (ii) except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect, the representations and warranties of the Company contained in the Merger Agreement (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect set forth therein), other than representations and warranties referenced in clause (i) of this paragraph (c), shall not be true and correct in all respects as of the date of the Merger Agreement and as of the Expiration Date of the Offer with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time);

(d) there shall have occurred following the date of the Merger Agreement and be continuing any event, change, occurrence, effect, fact or circumstance which has had, or would reasonably be expected to result in, a Company Material Adverse Effect;

(e) the Company shall have breached or failed, in any material respect, to perform or to comply with any material agreement or covenant to be performed or complied with by it under the Merger Agreement prior to the expiration of the Offer (or, in the case of Section 6.1 thereof, shall have intentionally breached or failed in any material respect to perform or comply with such Section 6.1) and such breach or failure shall not have been cured; or

(f) there shall have occurred any Company Adverse Recommendation Change; or

(g) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived by Parent or Purchaser in whole or in part at any time and from time to time and in the sole discretion of Parent or Purchaser, subject in each case to the terms of the Merger Agreement. The foregoing conditions shall be in addition to, and not a limitation of the rights of Parent and Purchaser to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. Any reference in this Annex I or in the Merger Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirements is so waived. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The other capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed, except that the term “Merger Agreement” shall be deemed to refer to the Agreement to which this Annex I is annexed.

EXHIBIT A

FORM OF SUPPORT AGREEMENT

EXHIBIT B

FORM OF CERTIFICATE OF INCORPORATION

EXHIBIT C

FORM OF BYLAWS

SCHEDULE A

STOCKHOLDERS

Robin Adler

Howard Marshall

Tim Moriarty

James Moniz

Richard Dissly

Juan Benitez

Stephen Newberry

Eugene White

Craig Foster